UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the registrant ☒                             Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Section 240.14a-12

DEVCON INTERNATIONAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date Filed:

DEVCON INTERNATIONAL CORP.

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

June 1, 2007

Dear Shareholder:

You are cordially invited to attend our 2007 annual meeting of shareholders, which will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, June 29, 2007 at 1:00 p.m., local time. At the annual meeting, our shareholders will act on the following matters:

(1)	Election of nine (9) persons to our board of directors to serve until the 2007 annual meeting or until their successors have been duly elected and qualified;

(2)	Approval and adoption of our Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock; and

(3)	Any other matters that properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe in more detail the matters to be presented at the annual meeting.

The board of directors recommends that you vote in favor of the election of the nominated directors and the approval of our Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock.

Please take this opportunity to become involved in the affairs of your company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

By Order of the Board of Directors,

Richard C. Rochon Chairman of the Board and Acting Chief Executive Officer

DEVCON INTERNATIONAL CORP.

595 SOUTH FEDERAL HIGHWAY, SUITE 500

BOCA RATON, FLORIDA 33432

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 29, 2007

To our shareholders:

Our 2007 annual meeting of shareholders will be held at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida on Friday, June 29, 2007 at 1:00 p.m., local time. At the annual meeting, our shareholders will act on the following matters:

(1)	Election of nine (9) members to our board of directors to serve until the 2007 annual meeting or until their successors have been duly elected and qualified;

(2)	Approval and adoption of our Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock; and

(3)	Any other matters that properly come before the annual meeting and any and all adjournments or postponements of the annual meeting.

We have fixed the close of business on May 18, 2007 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors,

Richard C. Rochon
Chairman of the Board and Acting Chief Executive Officer

Boca Raton, FL

June 1, 2007

YOUR VOTE IS IMPORTANT.

This is an important meeting and you are invited to attend the meeting in person. Whether or not you expect to be present at the annual meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Annexes:

Annex A – Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock

DEVCON INTERNATIONAL CORP.

595 South Federal Highway

Suite 500

Boca Raton, Florida 33432

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement contains information relating to our 2007 annual meeting of shareholders to be held on Friday, June 29, 2007, beginning at 1:00 p.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida, and to any adjournments or postponements. Our board of directors is soliciting your proxy with respect to the matters to be voted upon at this meeting. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is June 1, 2007.

You should review the information provided in this proxy statement together with our 2007 Annual Report, which accompanies this proxy statement. Our telephone number is (561) 208-7200.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will vote on the election of the nominated directors and the approval of our Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock, or the Amendment and Restatement. In addition, we will report on our performance and respond to questions from our shareholders.

Who is entitled to vote at the meeting?

If you are the record holder of shares of our common stock or Series A Convertible Preferred Stock at the close of business on May 18, 2007, or the record date, you are entitled to vote at the annual meeting. With respect to all matters to be acted upon at the annual meeting, each share of our common stock is entitled to one vote and each share of Series A Convertible Preferred Stock is entitled to 105 votes.

Who can attend the meeting?

Only holders of our stock as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement, and valid picture identification.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of (i) our common stock and Series A Convertible Preferred Stock, and (ii) our Series A Convertible Preferred Stock, will constitute a quorum, permitting the meeting to conduct its business. As of the record date, we had issued and outstanding 6,219,609 shares of common stock and 45,000 shares of Series A Convertible Preferred Stock. Proxies received, but marked as abstentions, and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting, but will not be counted as votes cast “for” or “against” any given matter.

If less than a majority of outstanding shares entitled to vote are represented at the meeting, a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is included after the description of each proposal in this proxy statement. In summary, the board of directors recommends a vote:

•	for the election of the nominated slate of directors; and

•	for approval of the Amendment and Restatement.

The board of directors does not know of any other matters that may be brought before the meeting. In the event that any other matter should properly come before the annual meeting, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote, either in person or by proxy, of a plurality of the votes cast at the meeting is required for the election of directors. This means that candidates who receive the highest number of votes are elected. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock. The affirmative vote, either in person or by proxy, of (i) the holders of a majority of eligible shares of common stock and Series A Convertible Preferred Stock outstanding as of the record date, voting together, and (ii) the holders of a majority of eligible shares of Series A Convertible Preferred Stock outstanding as of the record date, voting separately as a class, are required to approve and adopt the Amendment and Restatement.

Other Proposals. For any other proposal, the affirmative vote, either in person or by proxy, of a majority of the votes cast at the meeting, either in person or by proxy, will be required for approval. A properly marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the preparation of the proxy?

We will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of shares of our common stock held by these persons. We will reimburse these persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, our officers and regular employees may solicit proxies without additional compensation by telephone or facsimile. We do not expect to pay any compensation for the solicitation of proxies.

How is the meeting conducted?

The Chairman of the Board has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman of the Board may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

Only holders of our common stock and Series A Convertible Preferred Stock as of the record date, or their duly appointed proxies, may attend the annual meeting. Our principal executive offices are located at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432, and our telephone number is (561) 208-7200. A list of shareholders entitled to vote at the annual meeting will be available at our offices for a period of ten days prior to the meeting and at the meeting itself for examination by any shareholder.

How are votes tabulated?

The votes will be tabulated and certified by our transfer agent: Continental Stock Transfer & Trust.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file periodic reports and other information with the Securities and Exchange Commission, or the SEC. Those reports, proxy statements and other information concerning us may be inspected and copies may be obtained (at prescribed rates) at public reference facilities maintained by the Commission at the Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549 and at the regional offices of the Commission located at 3 World Financial Center, Room 4300, New York, New York 10281 and at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604. In addition, certain electronically filed documents, including current reports, quarterly reports and annual reports, can be obtained from the Commission’s website at http://www.sec.gov or our website at www.devc.com under the Investor Relations section. In addition, we will provide without charge to each person to whom a copy of this proxy statement is delivered a copy of any of the foregoing documents (other than exhibits). Requests for such documents should be addressed to our Corporate Secretary at Devcon International Corp., 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

SECURITY OWNERSHIP

The following table shows as of May 18, 2007, the record date (or such other date indicated in the footnotes below), the number of shares beneficially owned and the percentage ownership of our common stock, by the following:

(a)	each person known to management to own beneficially more than five percent of the outstanding shares of our common stock;

(b)	each of our directors and nominees for director;

(c)	each of the named executive officers;

(d)	Mr. Robert C. Farenhem who was appointed our President on May 1, 2007 and Robert W. Schiller who was appointed our Chief Financial Officer on May 1, 2007. As previously reported, prior to the appointments of Messrs. Farenhem and Schiller, (x) Mr. Ruzika resigned from his position as our Chief Executive Officer on January 22, 2007, (y) Mr. George M. Hare resigned from his position as our Chief Financial Officer on February 9, 2007 and (z) Mr. Ron Lakey resigned from his position as our Chief Operating Officer and President — Construction and Materials on April 27, 2007; and

(e)	all of our directors and executive officers as a group.

	Common Stock Beneficially Owned(1)(2)
	Shares	Percent
Donald L. Smith, Jr. (3)	1,394,034	22.11%
Smithcon Family Investments, Ltd (4)	985,365	15.84%
Richard L. Hornsby (5)	84,499	1.36%
Gustavo R. Benejam (6)	25,000	*
W. Douglas Pitts (7)	24,000	*
Richard C. Rochon (8)	6,014,000	58.77%
Mario B. Ferrari (9)	6,014,000	58.77%
Per-Olof Lööf (10)	14,000	*
Stephen J. Ruzika (11)	975,976	13.91%
Donald L. Smith, III (12)	125,114	2.00%
Donald K. Karnes (13)	68,838	1.10%
Coconut Palm Capital Investors I, Ltd. (14)	6,000,000	58.71%
CSS Group, Inc. (15)	650,000	9.46%
RPCP Investments, LLLP (16)	1,350,000	17.83%
Patricia L. Armstrong Trust (17)	381,659	6.13%
Ron Lakey	—	—
Robert C. Farenhem (18)	6,000,000	58.71%
George M. Hare	—	—
P. Rodney Cunningham(19)	63,000	1.01%
HBK Investments L.P.(20)	655,313	9.72%
Robert W. Schiller(21)	—	*
All directors and executive officers as a group (14 persons)	3,526,345	74.19%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the beneficial owners is 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

(2)

Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of the following table, a person is deemed to be the beneficial owner of securities that can be acquired by the person upon the exercise of warrants or options within 60 days of the record date. Each beneficial owner’s percentage is determined by assuming that options or warrants that are held by the person, but not those held by any other person, and which are exercisable within 60 days of the date of this table, have been exercised.

(3)

Mr. Smith’s holdings consist of (i) 305,481 shares directly owned by Mr. Donald L. Smith, Jr., (ii) 985,365 shares held by Smithcon Family Investments, Ltd., an entity controlled by Smithcon Investments, Inc., a corporation that is wholly owned by Mr. Smith, (iii) 17,628 shares held by Smithcon Investments and (iv) 85,560 shares issuable upon exercise of options that are currently exercisable, excluding 1,140 shares issuable upon exercise of options that will not be exercisable within 60 days of the date of this table.

(4)

All 985,365 shares held by Smithcon Family Investments, Ltd. are deemed beneficially owned by Donald L. Smith, Jr. and are included in the above table for each of Mr. Smith and Smithcon Family Investments, Ltd. See footnote (3) for a description of the relationship between Smithcon Family Investments, Ltd. and Mr. Smith.

(5)

Consists of (i) 78,499 shares directly owned by Mr. Hornsby and (ii) 6,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table.

(6)	Consists of (i) 10,000 shares owned by Mr. Benejam and (ii) 15,000 shares issuable upon exercise of options that are currently exercisable.

(7)	Consists of (i) 17,000 shares owned by Mr. Pitts and (ii) 7,000 shares issuable upon exercise of options that are currently exercisable.

(8)

Consists of (i) 83,333 shares owned by Mr. Rochon, (ii) 14,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table and (iii) 83,333 shares issuable upon exercise of currently exercisable warrants. Additionally, includes 1,350,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Rochon due to Mr. Rochon’s status as an officer and a director of RPCP Investments, Inc., the general partner of RPCP Investments, LLLP, and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP of this table. Mr. Rochon disclaims beneficial ownership of these shares. Also includes 2,000,000 shares of common stock (including the 83,333 noted above) and an additional 4,000,000 shares of common stock issuable upon exercise of currently exercisable warrants (including the 83,333 warrants and the RPCP warrants noted above), all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Rochon, due to Mr. Rochon’s status as the sole shareholder and an officer and a director of Coconut Palm Capital Investors I, Inc., and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by Coconut Palm Capital Investors I, Ltd. Mr. Rochon disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.

(9)

Includes 14,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table. Additionally, includes 1,350,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of RPCP Investments, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP. Mr. Ferrari disclaims beneficial ownership of these shares. Also, includes 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of currently exercisable warrants (including the RPCP warrants noted above), all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Ferrari due to Mr. Ferrari’s status as an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by the limited partners of Coconut Palm Capital Investors I, Ltd. due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Mr. Ferrari disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.

(10)	Consists of 14,000 shares issuable upon exercise of options that are currently exercisable.

(11)

Consists of (i) 181,533 shares directly held by Mr. Ruzika, (ii) 33,333 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table and does not include 16,667 shares issuable upon exercise of options that will not be exercisable within 60 days of the date of this table and (iii) 111,110 shares issuable upon exercise of currently exercisable warrants. Also includes 650,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by CSS Group, Inc. Assumes beneficial ownership of such shares is attributed to Mr. Ruzika due to Mr. Ruzika’s status as an officer and a director of CSS Group and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by CSS Group. Mr. Ruzika disclaims beneficial ownership of these shares. In addition, Mr. Ruzika owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the shares of our common stock that he owns of record. The information with respect to CSS Group, Inc. is based solely on Amendment No. 1 to Schedule 13D, dated February 10, 2006.

(12)

Includes (i) 86,464 shares directly owned by Mr. Donald L. Smith, III and his wife, (ii) 38,200 shares beneficially owned that are held in trust by Donald L. Smith, III for the benefit of his children, to which latter shares Mr. Smith disclaims beneficial ownership and (iii) 450 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table.

(13)

Consists of (i) 36,394 shares owned by Mr. Karnes, (ii) 19,444 shares issuable upon exercise of currently exercisable warrants and (iii) 13,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table. Mr. Karnes owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of his shares of our common stock. See “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement” below.

(14)

Consists of 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are beneficially owned, but not owned of record, by Coconut Palm. In addition, beneficial ownership of such shares may be attributed to Coconut Palm Capital Investors I, Inc., the general partner of Coconut Palm Capital Investors I, Ltd., due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Beneficial ownership may also be attributed to Messrs. Rochon, Ferrari and Farenhem as described in footnotes (8), (9) and (18) above. Messrs. Rochon, Ferrari and Farenhem disclaim beneficial ownership of these shares. The information with respect to Coconut Palm is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006

(15)

Consists of 650,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by CSS Group. In addition, beneficial ownership may be attributed to Mr. Ruzika as described in footnote (11) above. The information with respect to CSS Group is based solely on Amendment No. 1 to Schedule 13D, dated February 10, 2006.

(16)

Consists of 1,350,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. In addition, beneficial ownership of such shares may be attributed to RPCP Investments, Inc., the general partner of RPCP, due to its power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP. Beneficial ownership may also be attributed to Messrs. Rochon, Ferrari and Farenhem as described in footnotes (8), (9) and (18) above, respectively. The information with respect to RPCP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006.

(17)

Consists of (i) 372,659 shares and (ii) 9,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table, all of which were formerly owned by Mr. Robert D. Armstrong, a former director of ours, who passed away on May 21, 2005.

(18)

Includes 1,350,000 shares of common stock issuable upon exercise of currently exercisable warrants, all of which are owned of record and beneficially by RPCP Investments, LLLP. Assumes beneficial ownership of such shares is attributed to Mr. Farenhem due to Mr. Farenhem’s status as an officer and a director of RPCP Investments, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by RPCP Investments, LLLP. Mr. Farenhem disclaims beneficial ownership of these shares. Also, includes 2,000,000 shares of common stock and an additional 4,000,000 shares of common stock issuable upon exercise of currently exercisable warrants (including the RPCP warrants noted above), all of which are beneficially owned, but not owned of record, by Coconut Palm Capital Investors I, Ltd. Coconut Palm Capital Investors I, Ltd.’s beneficial ownership of these shares and warrants is solely attributed to a voting arrangement among the limited partners of Coconut Palm Capital Investors I, Ltd. granting its general partner, Coconut Palm Capital Investors I, Inc., a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Assumes beneficial ownership of such shares is attributed to Mr. Farenhem due to Mr. Farenhem’s status as an officer and a director of Coconut Palm Capital Investors I, Inc. and the resulting power to direct the voting of any shares of common stock that may be deemed to be beneficially owned by the limited partners of Coconut Palm Capital Investors I, Ltd. due to a voting arrangement granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners of Coconut Palm Capital Investors I, Ltd. at any meeting of Devcon’s shareholders as well as in any action by written consent of Devcon’s shareholders. Mr. Farenhem disclaims beneficial ownership of these shares. The information with respect to Coconut Palm Capital Investors I, Ltd. and RPCP Investments, LLLP is based solely on an Amendment No. 3 to Schedule 13D, dated February 10, 2006

(19)

Consists of (i) 25,000 shares directly held by Mr. Cunningham, (ii) 25,000 shares issuable upon exercise of currently exercisable warrants and (iii) 13,000 shares issuable upon exercise of options that are currently exercisable or exercisable within 60 days of the date of this table. Mr. Cunningham owns a limited partnership interest in Coconut Palm Capital Investors I, Ltd. and has entered into a voting arrangement with the other limited partners of Coconut Palm granting Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of his shares of our common stock. See “Voting Arrangements—Senior Management and Coconut Palm Voting Arrangement” below.

(20)

Consists of (i) 132,780 unregistered shares of our common stock and (ii) shares of our common stock issuable upon conversion of our Series A Convertible Preferred Stock and warrants held of record by HBK Main Street Investments L.P. The terms of the Series A Convertible Preferred Stock and the warrants limit the number of shares that may be issued in the aggregate upon conversion or exercise of these securities to 9.99% of our outstanding common stock. Due to their relationship of control and ownership over and with respect to HBK Main Street Investments L.P., each of HBK Investments L.P., HBK Partners II L.P. and HBK Management LLC may be deemed to be the beneficial owner of such securities. In addition, HBK Investments L.P. has delegated discretion to vote and dispose of the Securities to HBK Services LLC. HBK Services may, from time to time, delegate discretion to vote and dispose of certain of these securities to HBK New York LLC, HBK Virginia LLC, HBK Europe Management LLP, and/or HBK Hong Kong Ltd. Each of HBK Services and these other entities is under common control with HBK Investments L.P. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members of HBK Management LLC. The address for these entities is c/o HBK Services LLC, 300 Crescent Court, Suite 700, Dallas, Texas 75201. The information with respect to the HBK entities is based solely on an Amendment No. 1 to Schedule 13G, dated December 31, 2006.

(21)	Does not include 15,000 shares issuable upon exercise of options that will not be exercisable or exercisable within 60 days of the date of this table.

Voting Arrangement

On April 4, 2005, one of our shareholders, Coconut Palm Capital Partners I, Ltd., distributed an aggregate of 396,674 shares of our common stock plus warrants to purchase 396,674 additional shares of common stock to certain of its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $1,000.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Coconut Palm’s limited partners include Coconut Palm Capital Investors I, Inc., CSS Group, Inc., RPCP Investments, LLLP, as well as Messrs. Ruzika, Rochon, Ferrari, Farenhem, Cunningham and Karnes. Messrs. Rochon and Ferrari also are officers and directors of Coconut Palm Capital Investors I, Inc. Mr. Ruzika is an officer and director of CSS Group, Inc. None of the above-named limited partners were involved in the first distribution. In connection with the first distribution of shares, Coconut Palm’s limited partners granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of Devcon’s shareholders, as well as in any action by written consent of Devcon’s shareholders.

On April 14, 2005, Coconut Palm distributed an aggregate of 19,992 shares of our common stock plus warrants to purchase 19,992 additional shares of common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. In accordance with Coconut Palm’s limited partnership agreement, Coconut Palm’s limited partners who had requested redemption paid to Coconut Palm an aggregate of $250.00 for legal fees incurred by Coconut Palm in connection with the redemption of the limited partnership interests. Similar to the first distribution of shares, in connection with the second distribution of shares, Coconut Palm’s limited partners granted to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of Devcon’s shareholders, as well as in any action by written consent of Devcon’s shareholders.

On June 28, 2005, Coconut Palm distributed 1,583,334 shares of our common stock plus warrants to purchase 3,583,334 additional shares of common stock to its limited partners in exchange for the redemption of their respective limited partnership interests. This third distribution represented all of the remaining common stock and warrants held by Coconut Palm. No payment was made by the limited partners to Coconut Palm in connection with the third distribution of shares. Coconut Palm’s limited partners who had been redeemed did, however, grant to Coconut Palm Capital Investors I, Inc. a proxy to vote, in its sole discretion, a significant portion of the securities owned by the limited partners at any meeting of Devcon’s shareholders, as well as in any action by written consent of Devcon’s shareholders.

Arrangements Possibly Resulting in a Change in Control

Upon exercise of the warrants it holds, Coconut Palm Capital Partners I, Ltd. would beneficially own but not own of record 6,000,000 shares of our common stock giving it beneficial ownership of approximately 60% of Devcon’s common stock outstanding as of the record date. Accordingly, if Coconut Palm were to exercise its warrants, it would have enough shares of our common stock to control our company.

The terms of the Series A Convertible Preferred Stock and the warrants issued in connection with their issuance limit the number of shares that may be issued in the aggregate upon conversion or exercise of these securities to 9.99% of our outstanding common stock. However, should this limitation not apply, upon such conversion or exercise, HBK would own 4,952,830 shares of our common stock or 45.1% on a fully-diluted as converted basis. In addition, under the current terms of the governing Certificate of Designations, we may issue additional shares of our common stock in satisfaction of our dividend obligations with respect to the Series A Convertible Preferred Stock. Accordingly, if HBK were to convert its shares of Series A Convertible Preferred Stock and exercise its warrants without application of the aforementioned limitations and we issued a sufficient number of additional shares in satisfaction of our dividend obligations, HBK could acquire enough shares of our common stock to control our company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Articles of Incorporation provide that the number of directors to serve on our board of directors shall be determined by the board of directors and shall be at least five. Currently, the number of directors authorized to serve on our board of directors is nine.

We are seeking shareholder election of nine members to our board of directors. All nominees for election as a director are current members of our board of directors and those nominees that are elected will hold office until the 2007 annual meeting of our shareholders, expected to occur in October 2007, or until their successors have been duly elected and qualified. Messrs. Richard C. Rochon, Gustavo R. Benejam, P. Rodney Cunningham, Mario B. Ferrari, Richard L. Hornsby, Donald K. Karnes, Per-Olof Lööf, W. Douglas Pitts and Donald L. Smith, Jr. currently serve as directors and have been reviewed and recommended for nomination by our nominating and corporate governance committee and nominated by our board of directors for re-election at the annual meeting.

In the event that any nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of those person or persons as shall be recommended by our board of directors or, if no recommendation is given, in accordance with their best judgment.

The directors standing for re-election are:

Richard C. Rochon, has been our Chairman since January 24, 2006 and a director of ours since 2004. In addition, he has been our Acting Chief Executive Officer since January 2007. Mr. Rochon is currently Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm that he founded in March 2002. Mr. Rochon is currently a director of CBIZ, Inc. and has been since his election in October 1996. From 1985 to February 2002, Mr. Rochon served in various capacities with, and most recently as President of, Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga. Mr. Rochon has also served as a director of, and is currently Chairman of, SunAir Services, Inc., a provider of pest-control and lawn care services since February 2005. Mr. Rochon was a director of Bancshares of Florida, a full-service commercial bank from 2002 until February 2007. In September 2005, Mr. Rochon became Chairman and CEO of Coconut Palm Acquisition Corp., a newly organized blank check company. Mr. Rochon was also employed as a certified public accountant by the public accounting firm of Coopers and Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in accounting from Binghamton University in 1979 and Certified Public Accounting designation in 1981.

Donald L. Smith, Jr., our co-founder, has served as a director since 1951. Mr. Smith served as our Chairman of the Board from our inception in 1951 to January 24, 2006. From 1951 until April 2005, he also served as our Chief Executive Officer, and from 1951 until October 2004, he served as our President. Mr. Smith was retired since April 2005 until Bitmar Ltd., a company with which Mr. Smith is affiliated as part owner and Vice President purchased the assets of our construction division.

Richard L. Hornsby, a director of ours since 1975, served as our Executive Vice President from March 1989 to December 2004. Mr. Hornsby served as our Vice President from August 1986 to February 1989. From September 1981 until July 1986 he was Financial Manager of R.O.L., Inc. and L.O.R., Inc., companies primarily engaged in various private investment activities. He has been a director of Devcon since 1975 and served as Vice President-Finance from 1972 to 1977.

W. Douglas Pitts, a director of ours since 1996, is Chairman of the Board and Chief Executive Officer of Courtelis Company, which is engaged primarily in various real estate development activities. Prior to his selection as Chairman of the Board and Chief Executive Officer in December 1995, Mr. Pitts served as Executive Vice President and Chief Operating Officer of Courtelis Company from 1983 to 1995.

Gustavo R. Benejam, a director of ours since 2003, is currently providing consulting services to various companies. Prior to that, from February 2000 to October 2002, he served as Chief Operating Officer of AOL Latin America, and prior to that, from October 1996 to February 2000, he served as Regional Vice President for Frito Lay’s Caribbean division. Mr. Benejam has also worked in various positions for Pepsico, including as Pepsico’s President-Latin America. Mr. Benejam has an MBA from Indiana University.

Mario B. Ferrari, a director of ours since 2004, is currently a principal at Royal Palm Capital Partners, a private investment and management firm. Mr. Ferrari is also a director of publicly-held SunAir Services Corporation and Coconut Palm Acquisition Corp. Prior to joining Royal Palm Capital Partners in 2002, he worked as an investment banker with Morgan Stanley & Co. from 2000 to 2002, where he served as a founding member of the Private Equity Placement Group. Previously from 1997 thru 1999, Mr. Ferrari was co-founder of PowerUSA, LLC, a retail energy services company. Mr. Ferrari has a B.S. in Finance and International Business, magna cum laude, from Georgetown University.

Per-Olof Lööf, a director of ours since 2004, was named Chief Executive Officer and director of South Carolina based KEMET Corporation effective April 4, 2005; Mr. Lööf is also a director of Global Options, Inc., a security consulting firm based in New York City. From 2001 to 2004, Mr. Lööf was a Senior Vice President of Tyco Fire and Security, a subsidiary of Tyco International Ltd. From August 1999 to November 2001, Mr. Lööf was President and Chief Executive Officer of Sensormatic Electronics, Inc., a leading company in the electronic security industry. During his tenure, he successfully led the company through a turnaround and managed a successful acquisition of Sensormatic by Tyco International Ltd. From 1995 to June 1999, Mr. Lööf was Senior Vice President of NCR’s Financial Solutions Group, a supplier to the retail financial services industry. From 1994 to 1995, Mr. Lööf was President and Chief Executive Officer of AT&T Istel Co., a European-based provider of integrated computing and communication services. From 1982 to 1994, Mr. Lööf held a variety of management positions with Digital Equipment Corporation, including Vice President of Sales and Marketing for Europe and Vice President, Financial Services Enterprise for Europe. Mr. Lööf holds an MSc degree in economics and business from the Stockholm School of Economics.

P. Rodney Cunningham, a director of ours since February 16, 2006, is involved in real estate development in Florida and in the northeast United States. He has over 30 years experience in the passenger transportation and wireless communications industries. Mr. Cunningham founded Boca Raton Transportation, Inc. in 1978 and continues to serve as its President. He founded Cunningham Communications, Inc. in 1984, and served as President until its assets were sold to Motorola and Nextel in 1998. He co-founded Palm Beach Transportation, Inc. in 1986 and served as its President until it was sold to Coach USA, Inc. in 1999. Mr. Cunningham majored in accounting at Goldey Beacom College and the University of Delaware.

Donald K. Karnes, a director of ours since October 21, 2005, is currently the Chief Executive Officer (a position he has held since October 2007) and a director (a position he has held since October 2007) of American Residential Services Investment Holdings, LLC, a national provider of cooling, heating and plumbing services. Mr. Karnes also currently serves as a director of Ameripride Services Inc., a uniform rental business. Mr. Karnes has been a member of the board of directors of Ameripride Services since 2003 and has served on its audit committee and nominating committee. From 1996 to 2004, Mr. Karnes served as Group President of TruGreen Companies L.L.C., which included the divisions of TruGreen LawnCare and TruGreen LandCare. Mr. Karnes also served as President of Terminix International Company L.P. from 1996 to 2000. In 1997, Mr. Karnes was named Chief Operating Officer of Terminix International. Prior to holding office with Terminix International and TruGreen Companies, Mr. Karnes was the President and Chief Operating Officer of a division of TruGreen Companies, TruGreen ChemLawn, from 1991 to 1996. During such time, TruGreen Companies acquired ChemLawn and Mr. Karnes led the successful combination and integration of the two companies.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL

NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002, which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. In addition, Nasdaq has corporate governance and listing requirements which have been approved by the SEC. In response to these actions, our board of directors has initiated the below actions consistent with certain of the proposed rules.

Independent Directors

A majority of the members of our board of directors is independent according to the Nasdaq Corporate Governance rules. In particular, our board of directors has in the past evaluated, and our nominating committee will in the future evaluate, periodically the independence of each member of the board of directors.

The nominating committee or board determines whether a director is independent by evaluating, among other factors, the following:

1.	Whether the member of the board of directors has any material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us;

2.	Whether the member of the board of directors is a current employee of ours or was an employee of ours within three years preceding the date of determination;

3.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed by (i) a current internal or external auditor of ours or any affiliate of such auditor or (ii) any former internal or external auditor of ours or any affiliate of such auditor, which performed services for us within three years preceding the date of determination;

4.	Whether the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate, in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the member as an executive officer;

5.	Whether the member of the board of directors, or any immediate family member of a director, receives any consulting, advisory or other compensatory fee from us, other than payments made in his or her capacity as a member of our board of directors, payments to an immediate family member who is an employee (other than an executive officer) of ours, benefits under a tax-qualified retirement plan or non-discretionary compensation;

6.	Whether the member is an executive officer of ours or owns specified amounts of our securities — for purposes of this determination, a member will not lose his or her independent status due to levels of stock ownership as long as the member owns 10% or less of our voting securities or management determines that this member’s ownership above the 10% level does not affect his independence;

7.	Whether an immediate family member of the member of the board of directors is a current executive officer of ours or was an executive officer of ours within three years preceding the date of determination;

8.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, affiliated with or employed in a professional capacity by (i) a current internal or external auditor of ours or any affiliate of ours or (ii) any former internal or external auditor of ours or any affiliate of ours which performed services for it within three years preceding the date of determination;

9.	Whether an immediate family member of the member of the board of directors is, or in the three years preceding the date of determination has been, part of an interlocking directorate in which an executive officer of ours serves on the compensation committee of another company that concurrently employs the immediate family member of the member of the board of directors as an executive officer.

10.	Whether the member of the board of directors, or an immediate family member of the board of directors, is a partner in, or controlling shareholder or executive officer of, any organization to which we made or received from payments for property or services, in the current year or in the past three fiscal years, exceeding the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000 with the exception of: (i) payments arising solely from investments in our securities; or (ii) payments under non-discretionary charitable contribution matching programs.

The above list is not exhaustive and the nominating committee considers all other factors which could assist it in its determination that a director has no material relationship with us that could compromise that director’s independence.

As a result of this review, our board of directors affirmatively determined that W. Douglas Pitts, Gustavo R. Benejam, Per-Olof Lööf, Donald K. Karnes and Rodney Cunningham are independent of Devcon and our management under the standards set forth above. Donald L. Smith, Jr. and Richard L. Hornsby are considered inside directors because of their previous employment as our senior executives and because of transactions we’ve entered into with Donald L. Smith, Jr. See “Certain Relationships and Related Transactions”. Richard C. Rochon and Mario B. Ferrari are considered non-independent outside directors because of their relationship with Coconut Palm Capital Partners, Ltd., an entity that made an $18 million investment in us in July 2004 and received beneficial ownership of approximately 57.6% of the shares of our common stock on a fully-diluted as-converted basis as of such date (approximately 52.4% of the shares of our common stock on a fully-diluted as-converted basis as of March 30, 2007) as a consequence. As a result of this analysis Messrs. Smith, Hornsby, Rochon and Ferrari are precluded from sitting on our audit committee.

Our non-management directors hold meetings separate from management, and intend to continue to hold such meetings at least once a year.

Directors’ Fees

We pay each of our directors an annual retainer for board service of $25,000, except for our former Chairman, Donald L. Smith, Jr., who was paid a $35,000 fee to compensate him for his service as Chairman of our board of directors during a portion of 2006. Members of our audit committee receive an additional annual retainer of $1,000 in June, except for the chairman of that committee whose additional annual retainer equals $5,000. Compensation committee and nominating committee members receive an additional $1,000 annual retainer, except for the chairman of each of these committees who receives an additional $5,000 annual retainer. Non-employee directors also receive attendance fees in an amount equal to $1,000 per in-person or telephonic meeting attended by such directors. Amounts paid to our directors, including the chairmen of the committees of the board of directors, may be increased by action of the board.

A new non-employee director will be granted an option to purchase 8,000 shares of our common stock upon the commencement of service as a director from a stock option plan then in effect. In addition, each non-employee director will be granted options to purchase 5,000 shares of our common stock after each annual meeting. Options are granted at an exercise price equal to the closing market price on the grant date.

Director Compensation Table

The following director compensation table sets forth, for the fiscal year ended December 31, 2006, the cash and certain other compensation paid or accrued by us to our outside directors.

	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
	($)(1)		($)	($)(2)	($)	($)	($)		($)
Gustavo R. Benejam	21,250		—	12,885	—	—	—		34,135
James Cast	5,750	(3)	—	2,147	—	—	75,000	(4)	82,897
P. Rodney Cunningham	7,875		—	27,917	—	—	—		35,792
Mario B Ferrari	12,750		—	12,885	—	—	—		25,635
Richard L. Hornsby	11,000		—	12,885	—	—	62,000	(5)	85,885
Donald K. Karnes	14,250		—	27,917	—	—	—		42,167
Per-Olof Lööf	20,500		—	12,885	—	—	—		33,385
W. Douglas Pitts	24,250		—	12,885	—	—	—		37,135
Richard C. Rochon	12,750		—	12,885	—	—	—		25,635
Donald L. Smith, Jr.	35,000		—	12,885	—	—	322,956	(6)	370,841

(1)	Represents fees paid to the directors during 2006 as members of the board and for their participation on various committees.

(2)	Represents the grant date expense of stock options to purchase shares of common stock granted in November 2006 at $2.14746 per share, as determined pursuant to FAS 123R.

(3)	Mr. Cast resigned from our board on January 23, 2006; fees paid are for the period through and including January 23, 2006.

(4)	Represents payments made to Mr. Cast under a separate consulting agreement. See “Certain Relationships and Related Transactions”.

(5)	Represents payments made to Mr. Hornsby under a separate consulting agreement. See “Certain Relationships and Related Transactions”.

(6)

Represents retirement benefits paid to Mr. Smith ($253,800), the value of Mr. Smith’s automobile ($2,013) and interest paid to Mr. Smith by us in relation to a related party note totaling $67,143. See “Certain Relationships and Related Transactions”.

Board Meetings

During the year ended December 31, 2006, our board of directors held eight meetings and took seven actions by unanimous written consent. During 2006, except for Per-Olof Lööf, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of our board of directors held during the period he served on the board and (ii) the number of meetings of committees of the board held during the period he served on such committees. We have no formal policy regarding attendance by our directors at our annual shareholder meetings, although we encourage this attendance and most of our directors have historically attended these meetings. All of our directors attended the 2006 annual shareholders meeting. Our board of directors has three standing committees — the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee

Our audit committee is comprised of three non-employee members of our board of directors. After reviewing the qualifications of the current members of our audit committee, and any relationships they may have with us that might affect their independence from Devcon, our board of directors has determined that:

(1)	all current committee members are “independent” as that concept is defined in the applicable rules of Nasdaq and the SEC,

(2)	all current committee members are financially literate, and

(3)	Mr. Gustavo R. Benejam qualifies as an “audit committee financial expert” under the applicable rules of the SEC. In making the determination as to Mr. Benejam’s status as an audit committee financial expert, our board of directors determined he has accounting and related financial management expertise within the meaning of the aforementioned rules as well as the listing standards of Nasdaq.

Messrs. Pitts, Lööf and Benejam are members of our audit committee. The audit committee held seven meetings and took one action by unanimous written consent during 2006. The duties and responsibilities of our audit committee include: (a) monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, legal and regulatory compliance, (b) monitoring the independence and performance of our independent registered public accounting firm and our internal audit functions, (c) providing an avenue of communication between our independent registered public accounting firm and management and (d) having the sole authority to appoint, determine funding for and oversee our external auditors. The audit committee is governed by a charter which we believe conforms to the corporate governance rules issued by the SEC and Nasdaq concerning audit committees. A copy of this charter is available on our website at www.devc.com. Additionally, a copy of this charter may be obtained for no cost upon request from our Corporate Secretary. The information contained in our internet website is not incorporated into this proxy statement.

Berenfeld, Spritzer, Shechter & Sheer, or BSS&S, our independent registered public accounting firm, reports directly to the audit committee. Any allowable work to be performed by BSS&S outside of the scope of the regular audit is pre-approved by the audit committee. The audit committee will not approve any work to be performed that is in violation to the Exchange Act.

The audit committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and our independent registered public accounting firm prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

The audit committee has, through the Code of Ethical Conduct, enabled confidential and anonymous reporting of improper activities directly to the audit committee.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The audit committee of our board of directors is established under our audit committee charter adopted by our board of directors on February 27, 2004. A copy our audit committee’s charter is available on our website at www.devc.com.

Our management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing the independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. Our audit committee is comprised of three non-management directors and its responsibility is generally to monitor and oversee the processes described in our audit committee charter. The members of our audit committee are not professionally engaged in the practice of accounting or auditing and are not experts in the fields of accounting or auditing. Our audit committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent auditors that the financial statements have been prepared in conformity with generally accepted accounting principles. Each member of our audit committee is independent in the judgment of our board of directors as required by the listing standards of Nasdaq, the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted under Sarbanes-Oxley, as of this date. With respect to the period ended December 31, 2006, in addition to its other work, our audit committee held seven meetings and took one action by unanimous written consent in fiscal 2006 and:

•	Reviewed and discussed with our management and the independent auditors our audited consolidated financial statements as of December 31, 2006;

•

Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Statement on Auditing Standards No. 90, Audit Committee Communication, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3600T;

•	Discussed with the independent auditors the firm’s independence;

•	Received from the independent auditors written affirmation of their independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	The independent auditors met with our audit committee without management being present.

Our audit committee also reviews and approves transactions between us and our affiliates, including our officers and directors, in accordance with the terms of the charter approved by our board of directors. The audit committee has also reviewed transactions which occurred prior to its review. For more information, see “Certain Relationships and Related Transactions” below. The audit committee’s and our policy is that all of these transactions be reviewed and approved by the audit committee prior to being entered into.

In fulfilling its responsibilities, our audit committee selected KPMG LLP in 2005 to act as our independent registered public accounting firm. Through June 26, 2006 of the fiscal year ended December 31, 2006, KPMG discussed with our audit committee and provided written disclosures to our audit committee regarding (1) the firm’s independence as required by the Independence Standards Board and (2) the matters required to be communicated under generally accepted auditing standards. On June 26, 2006, our audit committee unanimously determined and recommended to dismiss KPMG as our independent registered public accounting firm. The decision to dismiss KPMG was approved by our board of directors. On June 26, 2006, we informed KPMG’s representatives of their dismissal, which became effective as of such date. For more information, see “Independent Auditors – Change in Independent Registered Public Accounting Firm” below.

On June 26, 2006, we appointed Berenfeld, Spritzer, Shechter & Sheer, CPAs, or BSS&S, as our independent registered public accounting firm. The decision to engage BSS&S was unanimously determined and recommended by the audit committee and approved by our board of directors.

During fiscal years ended December 31, 2004 and 2005 and through June 26, 2006, neither us nor anyone acting on our behalf consulted with BSS&S regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

Our audit committee chairman communicates with the external auditors regarding both quarterly and year-end reporting issues. On an informal basis the chairman communicates with the members of our audit committee outside of meetings with regard to significant issues that need to be brought to their immediate attention. Otherwise, communication between the members is mostly during meetings.

Consistent with the SEC’s policies regarding auditor independence, our audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, our audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Based upon the review and discussions referred to above, and subject to the limitations on its role and responsibilities described above and in our audit committee charter, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors.

Audit Committee
W. Douglas Pitts (Chairperson)
Per-Olof Lööf	Gustavo R. Benejam

Compensation Committee

Messrs. Pitts, Lööf and Karnes are members of our compensation committee. Mr. James R. Cast was a member of the compensation committee until his resignation from the board on January 23, 2006. Mr. Karnes became a member in April 2006. The compensation committee held six meetings and took one action by unanimous written consent during 2006. This committee administers the 1992 and 1999 stock option plans and our new 2006 incentive compensation plan and has the power and authority to (a) determine the persons to be awarded options and the terms thereof and (b) construe and interpret the 1992 and 1999 stock option plans and the new 2006 incentive compensation plan. This committee is also responsible for the final review and determination of executive compensation.

All members of the compensation committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from our Corporate Secretary. The information contained in our internet website is not incorporated into this proxy statement.

Nominating and Corporate Governance Committee and Procedures

Messrs. Benejam, Cunningham and Karnes are the members of our nominating and corporate governance committee, or nominating committee. Mr. Cast was a member of the nominating committee until his resignation from our board of directors on January 23, 2006. Messrs. Cunningham and Karnes became members in April 2006. The nominating committee held no meetings and took one action by unanimous written consent during 2006. The purpose of this committee is to define the basic responsibilities and qualifications of individuals nominated and elected to serve as members of our board of directors, to identify and nominate individuals qualified to become directors in accordance with these policies and guidelines and to oversee the selection and composition of committees of our board of directors. The nominating committee is governed by a charter adopted by our board of directors. This charter is available on our website at www.devc.com.

The nominating committee considers candidates for board membership suggested by its members and other board members, as well as management and shareholders. This committee also has the sole authority to retain and to terminate any search firm to be used to assist in identifying candidates to serve as trustees from time to time. A shareholder who wishes to recommend a prospective nominee for the board should notify in writing our Corporate Secretary or any member of our nominating committee, including in such correspondence whatever supporting material the shareholder considers appropriate. The nominating committee also considers whether to nominate any person nominated by a shareholder under the provisions of our bylaws relating to shareholder nominations as described in the section entitled “Information Concerning Shareholder Proposals” in this proxy statement. The nominating committee does not solicit director nominations.

Once the nominating committee has identified a prospective nominee, the nominating committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the nominating committee with the recommendation of the prospective candidate, as well as the nominating committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the nominating committee determines, in consultation with the Chairman of our board of directors and other board members as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the nominating committee. The nominating committee then evaluates the prospective nominee against the standards and qualifications set out by the nominating committee for board membership.

The nominating committee will also consider other relevant factors as it deems appropriate, including the current composition of the board, the balance of management and independent trustees, the need for audit committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the nominating committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the nominating committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the nominating committee will make a recommendation to the full board as to the persons who should be nominated by the board, and the board will determine the nominees after considering the recommendation and report of the nominating committee.

While there are no formal procedures for shareholders to recommend nominations beyond those set forth in the section entitled “Information Concerning Shareholder Proposals” in this proxy statement, our board of directors will consider shareholder recommendations. These recommendations should be addressed to the Chairman of our nominating committee who will submit for review these nominations to the independent members of the board of directors.

All members of our nominating committee are considered independent under Nasdaq’s independence rules. This committee is governed by a charter which is available on our website at www.devc.com. A copy of this charter may be obtained for no cost upon request from Devcon’s Corporate Secretary. The information contained in our internet website is not incorporated into this proxy statement.

Code of Ethical Conduct

We have adopted a Code of Ethical Conduct that includes provisions ranging from restrictions on gifts to conflicts of interest. All employees are bound by this Code of Ethical Conduct, violations of which may be reported to our audit committee. The Code of Ethical Conduct includes provisions applicable to our senior executive officers, consistent with the Sarbanes-Oxley Act of 2002. This Code of Ethical Conduct is available on our website www.devc.com. Management intends to post on the website amendments to or waivers from our Code of Ethical Conduct. We will provide a copy of this Code of Ethical Conduct to any person without charge upon written request made by such person addressed to Devcon’s Corporate Secretary at Devcon International Corp., 595 S. Federal Highway, Suite 500, Boca Raton, Florida, 33432.

Personal Loans to Executive Officers and Directors

We comply with, and will operate in a manner consistent with, legislation prohibiting extensions of credit in the form of a personal loan to or for our directors and executive officers. For information on arrangements currently have in place, see “Certain Relationships and Related Transactions”.

Communications with Shareholders

We have no formal policy regarding attendance by its directors at annual shareholders’ meetings, although most of our directors have historically attended those meetings. Except for Per-Olof Lööf, all of our directors attended the 2006 Annual Meeting of Shareholders. Anyone who has a concern about Devcon’s or its employees’ conduct, including accounting, internal accounting controls or audit matters, may communicate directly with the Chairman of our board of directors, our non-management directors or the audit committee. Such communications may be confidential or anonymous, and may be e-mailed, submitted in writing or reported by phone to special addresses and a toll-free phone number published on our website at www.devc.com. All such concerns will be forwarded to the appropriate directors for their review, and will be simultaneously reviewed and addressed by our Chief Financial Officer in the same way that other concerns are addressed by management. Our Code of Ethical Conduct prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

DIRECTORS; EXECUTIVE OFFICERS

Our directors and executive officers, as of the record date, are as follows:

Name	Age	Position(s) held with Devcon
Richard C Rochon	50	Chairman of the Board and Acting Chief Executive Officer
Donald L. Smith, Jr.	85	Director
Richard L. Hornsby	71	Director
W. Douglas Pitts	67	Director
Gustavo R. Benejam	51	Director
Mario B. Ferrari	29	Director
Per-Olof Lööf	56	Director
P. Rodney Cunningham	59	Director
Donald K. Karnes	56	Director
Robert C. Farenhem	36	President
Robert W. Schiller	54	Chief Financial Officer

The business experience of each of Messrs. Rochon, Smith, Jr., Hornsby, Pitts, Benejam, Ferrari, Lööf, Cunningham and Karnes appears under the caption “Proposal 1 — Election of Directors; Nominees and Continuing Directors” above. The business experience of our other executive officers is described below.

Robert C. Farenhem had been our Chief Financial Officer since February 2007. On May 1, 2007, our board of directors appointed Mr. Farenhem President of Devcon. Mr. Farenhem is a Principal of Royal Palm Capital Management, LLLP. Mr. Farenhem has been a Principal and the Chief Financial Officer of Royal Palm Capital Partners since April 2003 and is a director of Equity Media Holdings Corp. and American Residential Services Investment Holdings, LLC. Between April 18, 2005 and December 20, 2005, Mr. Farenhem was our Interim Chief Financial Officer. Prior to joining Royal Palm Capital, from February 2002 through April 2003, Mr. Farenhem was Executive Vice President of Strategic Planning and Corporate Development for Bancshares of Florida and Chief Financial Officer for Bank of Florida. Bancshares of Florida is a multi-bank holding company that includes Bank of Florida. Previously, Mr. Farenhem was an investment banker with Bank of America Securities from October 1998 to February 2002, advising on mergers and acquisitions, public and private equity, leveraged buyouts and other financings. Mr. Farenhem graduated from the University of Miami, where he received his BBA in Finance.

Robert W. Schiller had been our Vice President — Finance since February 13, 2007. On May 1, 2007, our board of directors appointed Mr. Schiller to become our Chief Financial Officer in connection with Mr. Farenhem’s appointment to President of Devcon. Prior to joining us, from 1999 through 2006, Mr. Schiller served in various capacities at NationsRent, including most recently as Vice President, Controller. From 1989 through 1999, Mr. Schiller served in Regional Controllership and Director of Internal Audit capacities with OHM Remediation Services Corp., which was acquired in 1998 by IT Group, an Environmental Services firm located in Trenton, New Jersey. Mr. Schiller is also a certified public accountant and was previously an accountant with Ernst and Young LLP. Mr. Schiller received his B.S. in accounting from the State University at Albany, and his MBA from Pace University.

Our directors hold office until the next annual meeting of our shareholders or until their successors have been duly elected and qualified. Our officers are elected annually by our board of directors and serve at the discretion of the board of directors. There are no arrangements or understandings with respect to the selection of officers or directors.

There are no family relationships between any of our directors and executive officers named above. Donald L. Smith, III, who is listed as a “named executive officer” in this report but is no longer currently employed by us is the son of Donald L. Smith, Jr., a founder, director and former Chairman and Chief Executive Officer of ours. See “Executive Compensation”.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10 percent shareholders are required by the rules and regulations of the SEC to furnish to us copies of all Section 16(a) forms they file.

To management’s knowledge, based solely on review of the copies of these reports furnished and representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10 percent beneficial owners were in compliance, with the exception of Per-Olof Lööf who failed to timely file one Form 4 disclosing one transaction, which failure resulted from administrative oversight.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis, or CD&A, describes the material elements of compensation for the Devcon executive officers identified in the Summary Compensation Table. We refer to these officers as the named executive officers. As more fully described in this CD&A, the compensation committee of our board of directors, or the compensation committee, makes all decisions for the total direct compensation—that is, the base salary, bonus awards, stock options and other equity compensation—of our executive officers, including the named executive officers. The compensation committee’s recommendations for the total direct compensation of our Chief Executive Officer are subject to approval of our board of directors.

The day-to-day design and administration of savings, health, welfare and paid time-off plans and policies applicable to salaried U.S.-based employees in general are handled by teams of our Human Resource and Finance employees. The compensation committee (or our board of directors) remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Devcon’s Business Environment

We are a leading regional provider of electronic security alarm monitoring services, including monitoring of burglary, fire, medical, environmental, video and CCTV, and security access systems to residential, both single and multi-family homes, financial institutions, industrial and commercial businesses and complexes, warehouses, facilities of government departments and healthcare and educational facilities. We also have wholesale customers, where we monitor security systems on behalf of independent security companies. We believe the electronic security systems monitoring industry presents an attractive opportunity for predictable recurring revenues. Our electronic security services division operates primarily in the state of Florida and in the New York City metropolitan area.

We were incorporated in Florida in 1951 as Zinke-Smith, Inc. and adopted our present name in October 1971. Our stock has been publicly traded on the Nasdaq Global Market System since March 1972. Until 2004, our construction and materials divisions were our primary operations. As previously discussed, however, between 2002 and 2004, our management engaged in a review of strategic alternatives to enter into new lines of business that had a prospect of providing predictable, recurring revenue. In April 2005, we began a process of reviewing in detail the operations of our materials and construction divisions, which were incurring operating losses. This strategic review and shift in operational focus resulted in a series of acquisitions and divestitures which together allowed us to pursue our objective of divesting ourselves of our construction and materials divisions and becoming a large regional provider of electronic security services. These acquisitions and divestitures are described in detail elsewhere in this proxy statement.

Compensation Program Objectives and Rewards

Devcon’s compensation and benefits programs are driven by our business environment and are designed to enable us to achieve our strategic goals. The programs’ objectives are to:

•	Reflect Devcon’s position as an emerging leader in the Southeast and New York metro area for providing electronic security services;

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Enable Devcon to fulfill its strategic goals of becoming a “pure play” electronic security services company with the orderly divestiture of its construction and materials divisions, as well as the completion of acquisitions sufficient to create a platform on which Devcon may build its electronic security services division;

•	Grow this platform organically by leveraging the customer relationships obtained via these various acquisitions;

•	Ensure Devcon has ready access to the capital markets and other financing avenues to obtain funds to implement its strategic planning;

•	Attract, engage and retain the workforce to promote growth and ensure our future success;

•	Motivate and inspire employee behavior that fosters a high-performance culture;

•	Support a one-company culture as well as a lean and flexible business model;

•	Support overall business objectives; and

•	Create a management structure that creates the best opportunity to provide shareholders with a superior rate of return.

Consequently, the guiding principles of our programs are:

•	Enabling a high-performance organization;

•	Competitiveness in the marketplace in which we compete for talent;

•	Optimization of cost to our company and value to employees; and

•	Company-wide consistency with business-driven flexibility.

To this end, we will measure success of our programs by:

•	Overall business performance and employee engagement;

•	Ability to attract and retain key talent;

•	Costs and business risks that are limited to levels that optimize risk and return; and

•	Employee understanding and perceptions that ensure program value equals or exceeds program cost.

All of Devcon’s compensation and benefits for its named executive officers described below have as a primary purpose our need to attract, retain and motivate the highly talented individuals who will engage in the behaviors necessary to enable us to implement and accomplish each of the strategic goals described above while upholding our values in a highly competitive marketplace. Beyond that, different elements are designed to engender different behaviors.

•	Base salary and benefits are designed to attract and retain employees over time.

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Long-term incentives—stock options and other equity compensation under our shareholder-approved incentive compensation plans—focus executives’ efforts on the behaviors within the recipients’ control that they believe are necessary to ensure our long-term success, as reflected in increases to our stock prices, growth in our earnings per share and other elements.

•

Annual cash bonuses, which are individually designed to address business needs related to attracting and retaining employees and to provide incentives to achieve the short-term goals our management and board of directors establish for the one year period in question.

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Severance and change in control provisions are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered.

The Elements of Devcon’s Compensation Program

Each of the named executive officers was party to an employment agreement, or in the case of Mr. Hare, an employment offer letter, with us, which set forth the base salary for the respective named executive officer, subject to adjustment by the compensation committee and our board of directors. The agreements stipulated an annual base salary with merit increases and bonuses as determined by the compensation committee. The initial base salary under each of these employment agreements was based upon determinations representing multiple factors, including to some extent in certain cases:

a)	the base salary being earned by the executive at his last place of employ;

b)	salaries paid to executives at comparable companies;

c)	individual negotiations between the company and the executive; and

d)	appropriate adjustments made to take into account the growing nature of our company.

Base Salary

Executive officer base salaries are based on job responsibilities and individual contribution, with reference to base salary levels of executives at comparable companies, based upon a combination of both size/market capitalization, geographical location and industry.

In February 2006, the compensation committee determined to leave Mr. Ruzika’s annual base salary at the $325,000 provided for in his employment agreement since 2004. The compensation committee made this determination after reviewing his compensation history, our results in 2005, and growth expectations going-forward. The compensation committee determined it would be in the best interests of our shareholders to refrain from effecting an increase in Mr. Ruzika’s salary until these growth expectations were further realized. The final determination, after reviewing these factors, was subjective. The compensation committee also examined the market data for chief executive officers of the peer companies discussed in the paragraph below.

Base salaries for individual executive officers are informally compared by our compensation committee to various companies within the electronic security services industry, as well as companies of similar size/market capitalization and growth strategies as those currently being employed by Devcon. These peer groups were based on the compensation committee’s general knowledge of the industry and other companies of similar size/market capitalization to our company, as well as guidance from certain other advisors. No independent consulting firm was retained to conduct these reviews. Given the level of our executive officers’ compensation, our compensation committee did not believe that it was necessary to incur the expense of formal studies or market analysis. In general, we target base salaries for executive officers, including our Chief Executive Officer, at the 50th percentile compared to the peer companies we examined.

The compensation committee determines base salaries for other executive officers, including the named executive officers, towards the end of every year. Our chief executive officer proposed new base salary amounts based on:

•	his evaluation of individual performance and expected future contributions;

•	job level, individual performance and overall company performance (including our historic and projected performance, sales, earnings, financial condition and return on equity and economic conditions);

•	a review of the survey data discussed above to ensure competitive compensation against the external market generally defined as the peer companies;

•	our Chief Executive Officer’s own intimate knowledge of the electronic security services industry having had over 20 years of experience in the industry; and

•	comparison of the base salaries of the executive officers who report directly to the chief executive officer to ensure internal equity.

Mr. Ruzika recommended, and the compensation committee approved, base salary increases ranging from 7% to 11% for the named executive officers.

Base salaries paid to executive officers are deductible for federal income tax purposes except to the extent that the executive is a covered employee under Section 162(m) of the Internal Revenue Code — generally, the named executive officers from year to year—the executive’s aggregate compensation which is subject to Section 162(m) exceeds $1 million. No employee received base salary in excess of $1 million in 2006.

Base salary and bonus payments are the only elements of compensation that are used in determining the amount of contributions permitted under our 401(k) Plan.

Bonus Awards

In January 2006, upon recommendation by Mr. Ruzika and approval of the compensation committee and Board of Directors, we paid to Mr. Lakey a $100,000 cash bonus in consideration of the significant efforts made by him to restructure our construction and materials divisions into what we anticipated would become profitable enterprises. In the fourth quarter of 2006, Mr. Ruzika recommended further bonuses for certain lower level officers, as well as Messrs. Lakey and Hare. The compensation committee and Board of Directors adopted Mr. Ruzika’s recommendations with respect to the lower level officers in recognition of the efforts those officers had made in ramping up Devcon’s platform of electronic security services companies, but reduced Mr. Ruzika’s recommended bonus amounts with respect to Messrs Lakey and Hare due to the compensation committee’s belief that Mr. Lakey had received a significant reward and incentive via his January bonus and the compensation committee’s belief that the metrics achieved by us during 2006 did not justify the bonus levels being recommended by Mr. Ruzika. Messrs. Lakey and Hare elected not to accept such bonuses. Based upon 2005 performance, no bonuses were paid to any other named executive officer of Devcon, including Mr. Ruzika.

In addition, in the first quarter of 2007, we paid each of Messrs. Ruzika, Hare and Lakey certain severance or consulting payments in connection with their separation from us. See “Separation, Consulting and Change in Control Arrangements” below. These payments were negotiated amounts determined by management to be necessary to retain certain covenants (e.g., noncompete, nonsolicit, nondisparagement, confidentiality, etc.) and to help obtain releases from liability and obligations that management felt were useful to helping Devcon continue the pace of its growth efforts. In addition, each agreement contained an agreement from the executive to continue to provide certain consulting services to Devcon for a period after termination of the executive’s employment. We believe these consulting arrangements will allow for a smoother transition, providing less disruption to Devcon’s main focus and the achievement of its strategic goals.

Long-Term Incentive Plan

The Devcon International Corp. 2006 Incentive Compensation Plan, or the 2006 Plan, provides for the granting of long-term incentive awards; however, to date, we have not granted any such long-term incentive awards. In late 2006, the compensation committee began researching the desirability of implementing such a plan to more appropriately align the interests of our executive officers with our long-term success. We are currently examining the feasibility of implementing such a plan.

Stock Options

In December 2005, we approved, and recommended to our board of directors for adoption, the 2006 Plan which provides for grants of stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property. In September 2006, the 2006 Plan was approved by our shareholders. We adopted this new equity compensation plan for two reasons: a) no awards were available for grant under our previously adopted equity compensation plans and b) we believed the wide variety of awards authorized under this new plan gave us greater flexibility in terms of how to structure our employees’ compensation allowing for a greater tailoring of compensation to our company’s and the individual employee’s situation. In addition, our board of directors felt equity incentives were particularly important at this stage of Devcon’s growth given its recent entry into a completely new industry and its need for dedicated employees who possessed the knowledge and experience within the electronic security services industry to ensure Devcon’s success in it.

Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value on grant date. Under our shareholder-approved equity compensation plans, we may not grant stock options at a discount to fair market value or reduce the exercise price of outstanding stock options, except in the case of a stock split or other similar event. We do not grant stock options with a so-called “reload” feature, nor do we generally loan funds to employees to enable them to exercise stock options. Our long-term performance ultimately determines the value of stock options, because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price. The stock options granted by the compensation committee are generally exercisable in equal installments on the first through third anniversaries of the grant date and expire ten years from the grant date.

Because a financial gain from stock options is only possible after the price of Devcon common stock has increased, we believe grants encourage executives and other employees to focus on behaviors and initiatives that should lead to an increase in the price of Devcon common stock, which benefits all Devcon shareholders.

No Backdating or Spring Loading: Devcon does not backdate options or grant options retroactively. On November 10, 2006, we granted options to purchase an aggregate of 230,000 shares of our common stock to various officers and employees, which options represented options we were unable to grant previously due to a lack of availability under previously existing equity compensation plans; however, these grants were still made at the fair market value on the grant date. In addition, we do not plan to coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Devcon’s options are granted at fair market value on a fixed date or event, with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the compensation committee. The timing of such grants is at the discretion of the compensation committee; however, traditionally, initial grants of options occur at the date of initial employment.

Fair market value has been consistently determined as the closing price on the grant date. In order to ensure that its exercise price fairly reflects all material information—without regard to whether the information seems positive or negative—every grant of options is contingent upon a determination by the compensation committee that Devcon is not in possession of material undisclosed information. If we are in possession of such information, grants are suspended until the second business day after public dissemination of the information.

Grants are generally made to the named executive officers as part of an annual process. In November 2006, annual grants of options described in the Summary Compensation Table were made by the compensation committee to the named executive officers. The stock option grants vest in equal installments on the first through third anniversaries of the grant date and expire in ten years from the grant date. In addition, pursuant to the terms of a letter agreement between Devcon and James Cast, a former director of ours, on November 10, 2006, Devcon granted options to purchase 1,000 shares of Devcon common stock at an exercise price equal to $5.51 per share. This stock option grant was immediately vested and expires ten years from the grant date.

Stock Ownership Guidelines

Although we encourage members of our senior management to hold positions in our common stock, we do not currently have requirements in place to this effect. Notwithstanding the lack of requirements, as disclosed in this proxy statement, our Acting Chief Executive Officer, Richard C. Rochon, beneficially owns, via direct ownership and control over RPCP Investments LLLP, 83,333 shares of our common stock (1,530,666 shares when taking into account immediately exercisable warrants and options which are beneficially held by Mr. Rochon and RPCP), further aligning his interests with those of our shareholders. See “New Executive Officers; Royal Palm Management Agreement” below.

Derivatives Trading. We grant stock-based incentives in order to align the interests of Devcon’s employees with those of its shareholders. Accordingly, we strongly discourage executive officers from buying or selling derivative securities related to Devcon common stock, such as puts or calls on Devcon common stock, since such securities may diminish the alignment that we are trying to foster. Company-issued options are not transferable during the executive’s life, other than certain gifts to family members (or trusts, partnerships, etc. that benefit family members).

Return of Incentive Compensation by an Executive

The compensation committee has not adopted formal policies to address the possibility that incentive compensation may be provided to certain executives, including named executive officers, based on financial results that may become the subject of a significant restatement. We anticipate, in the case of a significant restatement of financial results caused by executive fraud or willful misconduct, our board of directors will require the return of such incentive compensation in accordance with and to the extent required by applicable law.

Benefits

As salaried, U.S.-based employees, the named executive officers participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits. Savings plans help employees, especially long-service employees, save and prepare financially for retirement.

Devcon’s qualified 401(k) Plans allow highly compensated employees to contribute up to 60 percent of their compensation (base salary plus bonus payments), up to the limits imposed by the Internal Revenue Code—$15,500 for 2007 (excluding any Catch-Up contributions, as allowed by the Internal Revenue Code)—on a pre-tax basis. We provide matching contributions between three percent and four percent of employee contributions, which vest over a five year period. Participants choose to invest their account balances from an array of investment options as selected by plan fiduciaries from time to time. The 401(k) Plans are designed to provide for distributions in a lump sum or in periodic installments after termination of service. However, loans—and in-service distributions under certain circumstances such as a hardship, attainment of age 59 1/2 or a disability—are permitted.

We do not currently have in place any form of pension plan in which any of our executive officers participate.

Perquisites

Given its status as an emerging player within its industry and the necessity of carefully marshaling cash flows to achieve its strategic goals, Devcon generally provides only a very limited slate of perquisites to its senior management employees, including the named executive officers. To the extent offered by Devcon, the primary purpose of perquisites is our desire to minimize distractions from the executives’ attention to important Devcon initiatives. An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties. An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of our company, unless it is generally available on a non-discriminatory basis to all employees. Certain perquisites have been in place for many years and generally were not reviewed by members of this committee.

We provided the following perquisites during 2006, all of which are quantified in the Summary Compensation Table:

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Automobile allowances are provided to certain senior management. The total monthly expense incurred with respect to the associated lease payments or other allowance is a function of the executive’s position within our company and can include payments for the automobile, insurance and gas. For leases, we calculate the executive’s personal use value of the automobile and include that portion of the total in the executive’s reportable taxable compensation. The taxable compensation is then grossed up to cover the executive’s taxes on such amount. In other situations, we provide a direct allowance to the executive through our normal payroll cycles. All of the allowance is included in the executive’s taxable compensation. We believe that this benefit allows executives to devote additional time to Devcon’s business.

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Although substantially all of his duties were conducted in our corporate headquarters in Boca Raton, Florida, Mr. Hare resides in Roswell, Georgia. Accordingly, during 2006, we paid the rent and other related expenses on a corporate apartment for Mr. Hare totaling $27,953.45. We also reimbursed Mr. Hare for his travel expenses to return home to Atlanta periodically. These travel-related payments equaled $10,179.52 in 2006. In addition, Mr. Hare received a monthly allowance toward a golf club membership fee. The total paid to Mr. Hare in 2006 in connection with this club membership was $5,400. We believed providing these benefits were necessary to induce Mr. Hare to provide his services to us notwithstanding his domicile being in a different state. These benefits generally were taxable to Mr. Hare.

We do not generally provide the named executive officers with other perquisites such as reimbursement for legal, counseling for personal matters or tax reimbursement payments. We do not provide loans to executive officers.

Separation, Consulting and Change in Control Arrangements

The named executive officers may be eligible for certain benefits and payments if employment terminates under certain circumstances, as described under “Employment Agreements” below.

Severance Benefits. The Severance Program covers regular full- and part-time non-unionized U.S. employees whose employment is terminated by us due to reorganization or reduction in workforce. The Severance Program provides severance payments and other benefits in an amount we believe is appropriate, taking into account the time it is expected to take a separated employee to find another job. The payments and other benefits are provided because we consider the triggering events to be company-initiated terminations of employment that under different circumstances would not have occurred and which are beyond the control of a terminated employee. Severance benefits are intended to ease the consequences to an employee of an unexpected termination of employment. We benefit by requiring a general release from separated employees. In addition, we may request non-compete and non-solicitation provisions in connection with individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management generally are paid severance for a longer period. The Severance Program also may provide an amount measured by previous annual bonuses to recognize the separated employee’s efforts undertaken during the time he or she was employed by us. It also may provide different levels of protection from a health and welfare benefit perspective, taking into account a person’s age and service, and also whether or not he or she is then eligible to retire. Additional payments may be permitted in some circumstances as a result of negotiations with executives, especially where we desire particular nondisparagement, cooperation with litigation, noncompetition and nonsolicitation terms and releases.

For example, as previously disclosed and discussed below, on January 22, 2007, Mr. Ruzika resigned from his position as our Chief Executive Officer. On January 26, 2007, we entered into an Advisory Services Agreement with Mr. Ruzika, which became effective on January 22, 2007, and outlined the terms of his separation as well as a consulting arrangement under which Mr. Ruzika would remain involved with us in an advisory capacity. Under the terms of this Advisory Services Agreement, effective as of January 22, 2007, the Amended and Restated Employment Agreement, dated as of June 7, 2004, by and between Mr. Ruzika and Devcon terminated and Mr. Ruzika resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of Devcon’s affiliates. Mr. Ruzika will be paid salary earned and reasonable expenses reimbursable under the Employment Agreement incurred through January 22, 2007, which amounts we estimated equaled $19,515 and an amount equal to $10,416.67 per month for a term of one year under the Advisory Services Agreement. In addition, to the extent permitted under our welfare benefit plans, Mr. Ruzika will remain a participant until the Advisory Services Agreement terminates. At the end of such term, the Advisory Services Agreement shall be automatically renewed on a month to month basis unless terminated by either us or Mr. Ruzika upon sixty (60) days notice. The Advisory Services Agreement includes a release by each of us and Mr. Ruzika of claims that either party may have against the other in respect of Mr. Ruzika’s employment or the termination of such employment, as well as covenants relating to non-competition or non-solicitation of employees by Mr. Ruzika, protection of our proprietary and confidential information, non-disparagement by each of Mr. Ruzika and Devcon and other matters. We anticipate taking a charge of $23,287.67 in connection with the Advisory Services Agreement in the first quarter of 2007.

Also, as previously disclosed and discussed below, on February 9, 2007, Mr. Hare resigned from all positions held by him with us and our subsidiaries, including as Chief Financial Officer of Devcon. On February 14, 2007, we entered into a Separation Agreement with Mr. Hare outlining the terms of his separation from Devcon as well as a consulting arrangement pursuant to which Mr. Hare would be available to us in a consulting capacity. Under the terms of the Separation Agreement, the Employment Letter issued as of November 28, 2005 to Mr. Hare by Devcon terminated, effective as of February 9, 2007, and Mr. Hare resigned all of his positions as an officer of ours and as an officer and director, as applicable, of each of our affiliates. Under the terms of the Separation Agreement, Mr. Hare will be paid salary earned and reasonable expenses reimbursable under the Employment Letter incurred through February 14, 2007, which amounts we estimated equaled $8,332.90 and an aggregate amount equal to $100,000 payable in installments the timing of which shall be monthly over a six month period. In addition, we agreed to assume Mr. Hare’s obligations under his apartment lease, the lease payments under which are anticipated to equal no more than $2,000 per month with a remaining term of ten months. The Separation Agreement includes a release by each of Devcon and Mr. Hare of claims that either party may have against the other in respect of Mr. Hare’s employment or the termination of such employment, as well as covenants relating to non-competition or non-solicitation of employees by Mr. Hare, protection of our proprietary and confidential information, non-disparagement by Mr. Hare and other matters. We anticipate taking a charge of $111,332.90 in connection with the Separation Agreement in the first quarter of 2007.

In addition and as previously disclosed as well as discussed below, on April 27, 2007, Mr. Lakey resigned from his position as our Chief Operating Officer and President — Construction and Materials. On April 27, 2007, we entered into an Advisory Services Agreement with Mr. Lakey, which became effective on such date, and outlined the terms of his separation from us as well as a consulting arrangement pursuant to which Mr. Lakey would remain involved with us in an advisory capacity. Under the terms of the Advisory Services Agreement, Mr. Lakey resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of our affiliates. Mr. Lakey will be paid salary, automobile insurance and accrued vacation earned in the amounts of $4,134.62, $150.00 and $13,230.77, respectively, and reasonable expenses reimbursable under his employment agreement incurred through April 27, 2007, which amounts we estimate equal $355. In addition, in return for the Advisory Services, the Advisory Services Agreement provides that we will pay Mr. Lakey the following amounts:

(i)	a one-time $50,000 lump sum payment paid at the time of execution of the Advisory Services Agreement;

(ii)	during an initial three-month term of the Advisory Services Agreement, we are obligated to pay Mr. Lakey monthly payments equal to $17,916.66;

(iii)	during 30-day renewal terms of the Advisory Services Agreement, we will be obligated to pay Mr. Lakey monthly payments equal to $6,000.00; and

(iv)	upon transfer of a 8,335 square meter parcel in Sint Maarten from Bouwbedrijf Boven Winden, N.V. to St. Maarten Masonry Products, both of which are our wholly-owned subsidiaries of ours, we will be obligated to pay to Mr. Lakey an additional one-time $50,000 lump sum payment.

At the end of the initial three-month term, the Advisory Services Agreement shall be automatically renewed on a month to month basis unless terminated by either us or Mr. Lakey upon thirty (30) days notice. The Advisory Services Agreement includes a release by each of us and Mr. Lakey of claims that either party may have against the other in respect of Mr. Lakey’s employment or the termination of such employment, as well as covenants relating to protection of our proprietary and confidential information, non-disparagement by each of Mr. Lakey and us and other matters.

In June 2000, we entered into an amended Life Insurance and Salary Continuation Agreement with Donald L. Smith, Jr., our former Chairman, Chief Executive Officer and President. Mr. Smith will receive a retirement benefit upon the sooner of his retirement from his position after March 31, 2003, or a change in control of Devcon. Benefits to be received will equal 75 percent of his base salary and will continue for the remainder of his life. In the event that a spouse survives him, then the surviving spouse will receive a benefit equal to 100 percent of his base salary for the shorter of five years or the remainder of the surviving spouse’s life. Mr. Donald L. Smith, Jr. retired in 2005 and we recognized in 2005 the net present value of the retirement obligation based on Mr. Smith’s then current salary of $338,400 per annum. During 2006, Mr. Smith received $253,800 in retirement payments under this agreement.

Change in Control. The employment agreements to which the named executive officers are party generally have change of control severance provisions. These provisions represent our board of directors’ recognition of the importance to Devcon and its shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes. We believe properly crafted change in control provisions protect shareholder interests by enhancing employee focus during rumored or actual change in control activity through:

•	Incentives to remain with company despite uncertainties while a transaction is under consideration or pending;

•	Assurance of severance and benefits for terminated employees; and

•	Access to equity components of total compensation after a change in control.

Devcon’s stock options generally vest upon a change in control. The remainder of benefits generally requires a change in control, followed by a termination of an executive’s employment. In adopting the so-called “single” trigger treatment for equity vehicles, we were guided by three principles:

•	Be consistent with current market practice among peers. Most if not all of the peer companies we evaluated had change in control protection providing for single trigger equity vesting.

•	Keep employees relatively whole for a reasonable period but avoid creating a “windfall”.

•	Single trigger vesting ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity grants.

•

Single trigger vesting provides employees with the same opportunities as shareholders, who are free to sell their equity at the time of the change in control event and thereby realize the value created at the time of the deal.

•

The company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success.

•	Single trigger vesting on performance-contingent equity, in particular, is appropriate given the difficulty of replicating the underlying performance goals.

•	Support the compelling business need to retain key employees during uncertain times.

•

A single trigger on equity vesting can be a powerful retention device during change in control discussions, especially for more senior executives where equity represents a significant portion of their total pay package. A double trigger on equity provides no certainty of what will happen when the transaction closes.

Donald L. Smith, III’s employment agreement provided that, if the agreement was terminated by us without cause or terminated by the employee for “Good Reason”, which included assignment of duties inconsistent with the executive’s position, then we would pay one year’s salary in severance. If we had experienced a change in control, which included a change of the majority of our board of directors not approved by the incumbent board, or members of Donald L. Smith, Jr.’s family controlling less than 20% of our shares, we would have been obligated to pay two years’ annual compensation upon termination of the agreement by either party. On March 8, 2006, we elected not to renew Mr. Smith’s employment agreement without cause. After certain mutually-agreed to extensions, Mr. Smith ceased to be our employee as of August 31, 2006. Mr. Smith is being paid one year’s salary in severance payments in connection with the termination of his employment with us.

Mr. Ruzika’s employment agreement provided that, if we terminated the agreement (which includes failing to renew the agreement after its initial three year term) without cause, Mr. Ruzika terminated the agreement with cause or Mr. Ruzika failed to renew the agreement, we were required to pay Mr. Ruzika severance payments at the rate of his salary in effect on the date of termination for two years, payable in accordance with our usual payroll schedule. If Mr. Ruzika terminated his employment with us within one year of a change in control with cause, he would be entitled to the two years of severance payments described above. However, no transaction would be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involved the security services industry or if procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs.

Mr. Lakey’s employment agreement provided that, if within one year of a change of control, Mr. Lakey’s employment was terminated by us without cause or Mr. Lakey terminated his employment voluntarily, he would receive a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years. The Employment Agreement defines a “Change of Control” as (i) our selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving us where our shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity.

None of these employment agreements are in effect any longer because, as described above and below, Mr. Ruzika resigned from his position with Devcon, Mr. Smith’s employment was terminated and Mr. Lakey’s employment agreement expired by its own terms on January 31, 2007.

We agreed to provide gross-ups for the named executive officers from any taxes due under Section 4999 of the Internal Revenue Code. The effects of Section 4999 generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history. Therefore, to provide an equal level of benefit across individuals without regard to the effect of the excise tax, we determined that 4999 gross up payments were appropriate for our most senior level executives.

New Executive Officers; Royal Palm Management Agreement

As previously disclosed, on January 22, 2007, Stephen J. Ruzika resigned from his position as our Chief Executive Officer. On January 22, 2007, our board of directors appointed Richard C. Rochon, our Chairman of the Board, to the position of Acting Chief Executive Officer. As Acting Chief Executive Officer, Mr. Rochon is expected to conduct Devcon’s business in a manner commensurate with the position of Chief Executive Officer in accordance with our Bylaws. Mr. Rochon has been our Chairman since January 24, 2006 and a director of ours since 2004. Mr. Rochon is currently Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm and a principal of Royal Palm Capital Management, LLLP, an affiliate of Royal Palm Capital Partners. We had previously entered into a Management Services Agreement with Royal Palm Capital Management on August 12, 2005 pursuant to the terms of which Royal Palm Capital Management would provide us with certain management services. Royal Palm Capital Management is an affiliate of Coconut Palm Capital Investors I Ltd. with whom we completed a transaction on July 31, 2004, whereby Coconut Palm invested $18 million in our company for the purpose of our entrance into the electronic security services industry. Mario Ferrari, one of our other directors, is also a principal of Coconut Palm and Royal Palm.

Also, as previously disclosed, on February 9, 2007, George M. Hare resigned from all positions held by him with us and our subsidiaries, including as our Chief Financial Officer. On February 13, 2007, our board of directors appointed Robert C. Farenhem, a principal of Royal Palm Capital Management to the position of our Chief Financial Officer. On May 1, 2007, our board of directors elevated Mr. Farenhem to the position of President and appointed Robert W. Schiller, our former Vice President — Finance, as our new Chief Financial Officer.

Except for the Management Services Agreement with Royal Palm Capital Management described above, neither Mr. Farenhem nor Mr. Rochon have employment, severance or any other type of agreement with Devcon. Mr. Rochon and Mr. Farenhem do not currently collect a salary in connection with their roles as Acting Chief Executive Officer and Chief Financial Officer. Mr. Schiller currently earns $175,000 per annum, which was the salary he received as our Vice President — Finance. Mr. Schiller also was granted 15,000 options upon his initial employment with us, which options vest one third on each of the first, second and third anniversaries of the grant date at an exercise price of $4.15 per share. Our board of directors will examine whether increases in compensation for Mr. Schiller, in light of his new position with us, are merited.

Compensation Committee Report

The Compensation Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with our management. Based on the review and discussions, the Compensation Committee recommended to our board of directors that the CD&A be included in this proxy statement.

Compensation Committee
Per-Olof Lööf (Chairperson)
W. Douglas Pitts	Donald K. Karnes

Summary Compensation Table

The following table sets forth, for the year ended December 31, 2006, the aggregate compensation awarded to, earned by or paid to: (i) Stephen J. Ruzika, our former Chief Executive Officer and President; (ii) Ron Lakey, our former President and Chief Operating Officer; (iii) George M. Hare, our former Chief Financial Officer; and (iv) Donald L. Smith III, our former Vice President – Construction Division. We refer to these executive officers and former executive officers as our named executive officers. We did not grant any stock appreciation rights or make any long-term incentive plan payouts during the year. With the exception of Donald L. Smith III, whose employment was terminated in 2006, the employment of each of the named executive officers was terminated during the first quarter of 2007. As discussed in this proxy statement, during the first quarter of 2007, the board of directors appointed Richard C. Rochon to serve as Acting Chief Executive Officer and Robert C. Farenhem to serve as Chief Financial Officer. Neither individual was an officer of or received compensation as an officer of Devcon in 2006.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensa- tion Earnings ($)	All Other Compen- sation ($)		Total ($)
George M. Hare, Former Chief Financial Officer	2006	200,000	—	—	107,373	—	—	45,149	(3)	351,057
Ron G. Lakey, Former Chief Operating Officer and President – Construction & Materials	2006	214,423	100,000	—	128,848	—	—	17,684	(4)	460,955
Stephen J. Ruzika, Former Chief Executive Officer and President	2006	325,000	—	—	53,687	—	—	16,234	(5)	394,921
Donald L. Smith III, Former Vice President – Construction Division	2006	116,769	—	—	—	—	—	68,616	(6)	185,385

(1)	Represents discretionary bonuses paid to the named executive officers during the year 2006. See “Compensation Discussion and Analysis”.

(2)	Represents the grant date expense of stock options to purchase shares of common stock granted in November 2006 at $2.14746 per share, as determined pursuant to FAS 123R.

(3)

Represents amounts paid on behalf of Mr. Hare in relation to his automobile ($5,154), club memberships ($5,400), apartment rental ($18,843), utilities and furniture rental ($5,572) and non-business related air travel ($10,180).

(4)

Represents amounts paid on behalf of Mr. Lakey in relation to his family’s medical and dental benefits ($4,584) as well as the employer matching portion paid with relation to Mr. Lakey’s 401(k) contributions ($5,300). Additionally, Mr. Lakey was paid an auto allowance of $7,800.

(5)	Represents amounts paid on behalf of Mr. Ruzika in relation to his and his family’s medical and dental benefits ($5,434). Additionally, Mr. Ruzika was paid an auto allowance of $10,800.

(6)

Represents amounts paid on behalf of Mr. Smith in relation to his family’s medical and dental benefits ($5,434) as well as the employer matching portion paid with relation to Mr. Smith’s 401(k) contributions ($6,085). Additionally, Mr. Smith was paid an auto allowance of $8,866. With the non-renewal of Mr. Smith’s Employment Agreement, he was also paid negotiated severance payments of $48,231 during the year.

Option Grants and Long-Term Incentive Awards

The following table sets forth certain information concerning aggregate option exercises in the last fiscal year. No stock option grants were made to our named executive officers during the 2006 year. No stock appreciation rights or long-term incentive awards were granted to our named executive officers during 2006.

Grants of Plan-Based Awards Table

The following Grants of Plan-Based Awards Table sets forth by individual grant, the equity and non-equity awards granted to the named executive officers for the fiscal year ended December 31, 2006.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Thresh- old ($)	Target ($)	Maxim- um ($)
George M. Hare, Former Chief Financial Officer	11/2006	200,000	n/a	n/a	n/a	n/a	50,000	$5.51	107,373
Ron G. Lakey, Former Chief Operating Officer and President – Construction & Materials	11/2006	214,423	n/a	n/a	n/a	n/a	60,000	5.51	128,848
Stephen J. Ruzika, Former Chief Executive Officer and President	11/2006	325,000	n/a	n/a	n/a	n/a	25,000	5.51	53,687
Donald L. Smith III, Former Vice President – Construction Division	11/2006	116,769	n/a	n/a	n/a	n/a	n/a	n/a	—

Option Exercises and Stock Vested

The following table sets forth certain information concerning the exercise of stock options by the named executive officers during the fiscal year ended December 31, 2006. No stock appreciation rights were granted or are outstanding. No stock options were exercised by any of the named executive officers during 2006. From January 1, 2007 through March 30, 2007, Donald L. Smith III exercised all but 450 of his options.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
George M. Hare, Former Chief Financial Officer	—	—
Ron G. Lakey, Former Chief Operating Officer and President – Construction & Materials	—	—
Stephen J. Ruzika, Former Chief Executive Officer and President	—	—
Donald L. Smith III, Former Vice President – Construction Division	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table provides information for the named executive officers as of December 31, 2006, concerning outstanding awards representing potential amounts that may be received in the future, including the amount of securities underlying exercisable and unexercisable options. No stock appreciation rights are outstanding.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
George M. Hare, Former Chief Financial Officer	—		50,000	(1)	5.51	Nov 2016
Ron G. Lakey, Former Chief Operating Officer and President – Construction & Materials	—		60,000	(1)	5.51	Nov 2016
Stephen J. Ruzika,	33,333		16,667	(1)	9.00	July 2014
Former Chief Executive Officer and President	—		25,000	(2)	5.51	Nov 2016
Donald L. Smith, III,	30,000	(3)	—		1.50	April 2009
Former Vice President – Construction Division	22,950		—	(4)	2.33	—	(5)

(1)	Stock options granted on November 10, 2006, which vest 33.33% annually, beginning on the first anniversary date of the date of grant.

(2)	Stock options granted July 2004, which vest 33.33% annually, beginning on the first anniversary date of the date of grant.

(3)	Stock options granted April 1999, which vest 33.33% annually, beginning on the first anniversary date of the date of grant.

(4)	Stock options granted April 1992, which vest 27% on December 1, 1994, an additional 25% on December 1, 1999 and thereafter subject to the terms of the option agreement.

(5)	Options terminate after a period of time upon optionee death, attainment of age 65, a change in control and upon termination without cause.

Employment Agreements

In June 2000, we entered into an amended Life Insurance and Salary Continuation Agreement with Donald L. Smith, Jr., our former Chairman, Chief Executive Officer and President. Mr. Smith will receive a retirement benefit upon the sooner of his retirement from his position after March 31, 2003, or a change in control of Devcon. Benefits to be received will equal 75 percent of his base salary and will continue for the remainder of his life. In the event that a spouse survives him, then the surviving spouse will receive a benefit equal to 100 percent of his base salary for the shorter of five years or the remainder of the surviving spouse’s life. Mr. Donald L. Smith, Jr. retired in 2005 and we recognized the net present value of the retirement obligation based on Mr. Smith’s then current salary of $338,400 per annum. During 2006, Mr. Smith received $253,800 in retirement payments under this agreement.

In June 2001, we entered into an employment agreement with Donald L. Smith, III. The term of this agreement was one year, annually renewable for additional equivalent terms. The agreement stipulated an annual base salary with merit increases and bonuses as determined by the Compensation Committee. If the agreement was terminated by us without cause or terminated by the employee for “Good Reason”, which includes assignment of duties inconsistent with Mr. Smith III’s position, then we would have been obligated to pay one year’s salary in severance. If we had a change in control, which included a change of the majority of our board of directors not approved by the incumbent board, or members of Donald L. Smith, Jr.’s family controlling less than 20% of our shares, we would have been obligated to pay two years’ annual compensation upon termination of the agreement by either party. We agreed to reimburse Mr. Smith III any excise tax payable by Mr. Smith III. Under certain conditions, during employment and for a period of two years after termination, Mr. Smith III agreed not to compete with our business. During 2006 we exercised our option not to renew Mr. Donald Smith III’s contract in accordance with its stated terms.

In June 2004, we entered into an employment agreement with Mr. Stephen J. Ruzika, effective April 2, 2004. Under the terms of Mr. Ruzika’s employment agreement, we agreed to pay Mr. Ruzika an annual salary equal to $325,000 plus any bonuses which the compensation committee of our board of directors determined to pay him in its sole discretion. In addition to this salary, Mr. Ruzika was entitled to participate in any bonus plan, incentive compensation program or incentive stock option plan or other employee benefits we provided to our other similarly situated executives, on the terms and at the level of participation determined by our compensation committee. In addition, Mr. Ruzika was granted 50,000 options with an exercise price of $9.00 per share upon the effectiveness of the employment agreement. Any options granted under these plans vested in equal annual installments from the grant date until the expiration date under the employment agreement. The employment agreement had a term of three years; however, this term could be extended by the parties in writing in a separate instrument. Either Mr. Ruzika or our company could terminate the employment agreement for any reason upon sixty (60) days prior written notice to the other. However, if we terminated the agreement (which includes failing to renew the agreement after the initial three years) without cause, Mr. Ruzika terminated the agreement with cause or Mr. Ruzika failed to renew the agreement, we were required to pay Mr. Ruzika severance payments at the rate of his salary in effect on the date of termination for two years, payable in accordance with our usual payroll schedule. In the event of specified changes in control of us, all options previously granted to Mr. Ruzika would automatically vest and if Mr. Ruzika terminated his employment with us within one year of this change in control with cause, he would be entitled to the two years of severance payments described above. However, no transaction would be considered to be a change in control for purposes of triggering these severance obligations if the transaction in question involved the security services industry or if procured by Mr. Ruzika, Richard C. Rochon, Mario B. Ferrari, Coconut Palm Capital Partners, Ltd. or any affiliate of theirs. Mr. Ruzika was also subject to a three-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does not entitle him to the severance payments described above. Mr. Ruzika was also subject to a two-year noncompete covenant to the extent his employment is terminated (including not renewing his employment agreement) in a manner that does entitle him to the severance payments described above; however, if we fail to make these severance payments, Mr. Ruzika’s noncompete obligations will no longer be in effect.

On January 22, 2007, Mr. Ruzika resigned from his position as our Chief Executive Officer. On January 26, 2007, we entered into an Advisory Services Agreement with Mr. Ruzika, which became effective as of January 22, 2007, and outlined the terms of his separation from us as well as a consulting arrangement pursuant to which Mr. Ruzika would remain involved with us in an advisory capacity. Under the terms of the Advisory Services Agreement, effective as of January 22, 2007, Mr. Ruzika’s employment agreement with us terminated and Mr. Ruzika resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of our affiliates. Mr. Ruzika will be paid salary earned and reasonable expenses reimbursable under his employment agreement incurred through January 22, 2007, which amounts we estimate equal $19,515 and an amount equal to $10,416.67 per month for a term of one year under the Advisory Services Agreement. In addition, to the extent permitted under our welfare benefit plans, Mr. Ruzika will remain a participant until the Advisory Services Agreement terminates. At the end of this term, the Advisory Services Agreement shall be automatically renewed on a month to month basis unless terminated by either us or Mr. Ruzika upon sixty (60) days notice. The Separation Agreement includes a release by each of us and Mr. Ruzika of claims that either party may have against the other in respect of Mr. Ruzika’s employment or the termination of such employment, as well as covenants relating to non-competition or non-solicitation of employees by Mr. Ruzika, protection of our proprietary and confidential information, non-disparagement by each of Mr. Ruzika and us and other matters.

On February 9, 2007, Mr. Hare resigned from all positions held by him with us and our subsidiaries, including as Chief Financial Officer. On February 14, 2007, we entered into a Separation Agreement with Mr. Hare outlining the terms of his separation from us as well as a consulting arrangement under the terms of which Mr. Hare would be available to us in a consulting capacity. Under the terms of the Separation Agreement, the Employment Letter issued as of November 28, 2005 to Mr. Hare by us terminated, effective as of February 9, 2007, and Mr. Hare resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of our affiliates. Under the terms of the Separation Agreement, Mr. Hare will be paid salary earned and reasonable expenses reimbursable under the Employment Letter incurred through February 14, 2007, which amounts we estimate equal $8,332.90 and an aggregate amount equal to $100,000 payable in installments the timing of which shall be monthly over a six month period. In addition, we agreed to assume Mr. Hare’s obligations under that certain apartment lease, dated January 16, 2006, as extended, the lease payments under which are anticipated to equal no more than $2,000 per month with a remaining term of ten months. The Separation Agreement includes a release by each of us and Mr. Hare of claims that either party may have against the other in respect of Mr. Hare’s employment or the termination of such employment, as well as covenants relating to non-competition or non-solicitation of employees by Mr. Hare, protection of our proprietary and confidential information, non-disparagement by Mr. Hare and other matters.

On January 27, 2005, we entered into an employment agreement with Ron G. Lakey under the terms of which Mr. Lakey would become our Chief Financial Officer. On April 13, 2005, Mr. Lakey became our Vice President – Business Development. On January 23, 2006, Mr. Lakey became our President of Construction and Materials. The Lakey Employment Agreement was effective on February 1, 2005 and provides for a term of two years, which term may be automatically renewed each year unless three months advance notice of nonrenewal is given. In addition, the Lakey Employment Agreement provided for an annual base salary of $200,000, discretionary bonuses to be determined at the discretion of our compensation committee, participation by Mr. Lakey in all benefit programs made available to other executive officers and eligibility for grants of options in accordance with our stock option plans. If within one year of a change of control, Mr. Lakey’s employment would have been terminated by us without cause or Mr. Lakey terminated his employment voluntarily, he would have received a lump sum payment equal to the sum of his current annual base salary and his average bonus and other average compensation during the last two years, and his stock options will immediately vest. The Lakey Employment Agreement defined a “Change of Control” as (i) our selling or transferring substantially all of our assets or (ii) any consolidation or merger or other business combination involving us where our shareholders would not, immediately after such business combination, beneficially own, directly or indirectly, shares representing fifty percent (50%) of the combined voting power of the surviving entity. The Employment Agreement also included covenants lasting for a term of two years relating to noncompetition and non-solicitation of employees and clients by Mr. Lakey. The Lakey Employment Agreement expired according to its own terms on January 31, 2007.

On April 27, 2007, Mr. Lakey resigned from his position as our Chief Operating Officer and President — Construction and Materials. On April 27, 2007, we entered into an Advisory Services Agreement with Mr. Lakey, which became effective on such date, and outlined the terms of his separation from us as well as a consulting arrangement pursuant to which Mr. Lakey would remain involved with us in an advisory capacity. Under the terms of the Advisory Services Agreement, Mr. Lakey resigned all of his positions as an officer of Devcon and as an officer and director, as applicable, of each of our affiliates. Mr. Lakey will be paid salary, automobile insurance and accrued vacation earned in the amounts of $4,134.62, $150.00 and $13,230.77, respectively, and reasonable expenses reimbursable under his employment agreement incurred through April 27, 2007, which amounts we estimate equal $355. In addition, in return for the Advisory Services, the Advisory Services Agreement provides that we will pay Mr. Lakey the following amounts:

(i)	a one-time $50,000 lump sum payment paid at the time of execution of the Advisory Services Agreement;

(ii)	during an initial three-month term of the Advisory Services Agreement, we are obligated to pay Mr. Lakey monthly payments equal to $17,916.66;

(iii)	during 30-day renewal terms of the Advisory Services Agreement, we will be obligated to pay Mr. Lakey monthly payments equal to $6,000.00; and

(iv)	upon transfer of a 8,335 square meter parcel in Sint Maarten from Bouwbedrijf Boven Winden, N.V. to St. Maarten Masonry Products, both of which are our wholly-owned subsidiaries of ours, we will be obligated to pay to Mr. Lakey an additional one-time $50,000 lump sum payment.

At the end of the initial three-month term, the Advisory Services Agreement shall be automatically renewed on a month to month basis unless terminated by either us or Mr. Lakey upon thirty (30) days notice. The Advisory Services Agreement includes a release by each of us and Mr. Lakey of claims that either party may have against the other in respect of Mr. Lakey’s employment or the termination of such employment, as well as covenants relating to protection of our proprietary and confidential information, non-disparagement by each of Mr. Lakey and us and other matters.

Stock Option Plan

On September 22, 2006, our board of directors adopted the 2006 Plan, which was approved by our shareholders on November 10, 2006. This plan is the only plan under which we currently issue stock options. Under this plan, our compensation committee has the authority to grant stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance awards that may be settled in cash, stock or other property to key employees, directors, and independent consultants. The effective date of this plan was September 22, 2006. As of the record date, options to purchase an aggregate of 164,000 shares of our common stock were outstanding under this plan, and options to purchase an aggregate of 258,700 shares of our common stock were outstanding under our other stock option plans.

Shares Available for Awards; Annual Per-Person Limitations. Under the 2006 Plan, the total number of shares of common stock that may be subject to the granting of options under the plan at any time during the term of the plan is equal to 800,000 shares, plus the number of shares with respect to which awards previously granted thereunder that terminate without being exercised, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements. The total number of shares of our common stock that may be granted under the 2006 Plan represents approximately 6.94% of the issued and outstanding shares, on a fully diluted, fully converted basis as of the record date.

Of the total number set forth above, not more than 400,000 may be used for awards under the 2006 Plan other than stock options or stock appreciation rights. Awards with respect to shares that are granted to replace outstanding awards or other similar rights that are assumed or replaced by awards under the 2006 Plan pursuant to the acquisition of a business are not subject to, and do not count against, the foregoing limit. In addition, the 2006 Plan imposes individual limitations on the amount of certain awards in part to comply with Code Section 162(m). Under these limitations, during any fiscal year no participant may be granted (i) options or stock appreciation rights with respect to more than 200,000 shares, or (ii) shares of restricted stock, shares of deferred stock, performance shares and other stock based-awards with respect to more than 200,000 shares, subject to adjustment in some circumstances. The maximum amount that may be earned by any one participant as a performance unit in respect of a performance period of one year is $1,500,000 and the maximum amount that may be earned by one participant as a performance unit in respect of a performance period greater than one year is $1,500,000 multiplied by the number of full years in the performance period.

Our compensation committee administers the 2006 Incentive Compensation Plan. The compensation committee is authorized to adjust the limitations described in the two preceding paragraphs and is authorized to adjust outstanding awards (including adjustments to exercise prices of options and other affected terms of awards) in the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event affects our common stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants. The compensation committee is also authorized to adjust performance conditions and other terms of awards in response to these kinds of events or in response to changes in applicable laws, regulations or accounting principles.

Our compensation committee is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or settleable (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2006 Plan and make all other determinations that may be necessary or advisable for the administration of the 2006 Plan.

Eligibility. The persons eligible to receive awards under the 2006 Plan are our officers, directors, employees, consultants and other persons who provide services to us or any related entities. An employee on leave of absence may be considered as still in our employ or in the employ of a related entity for purposes of eligibility for participation in the 2006 Plan. As of the record date, approximately 720 persons are eligible to participate in the plan.

On April 1, 1999, our board of directors adopted the Devcon International Corp. 1999 Stock Option Plan, or the 1999 Plan, which was approved by our shareholders on June 10, 1999. The 1999 Plan was subsequently amended by our board of directors on April 21, 2003, which amendment was approved by our shareholders on June 6, 2003. Under this plan, our compensation committee has the authority to grant incentive stock options and non-qualified stock options to key employees, directors, consultants and independent contractors and these options may be exercised using loans from us or shares of our common stock that are already owned by the holder. The effective date of this plan was April 1, 1999. As of the record date, options to purchase an aggregate of 160,500 shares of our common stock were outstanding under this plan. The 1999 Plan has been superseded by the 2006 Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

The table below provides information relating to our equity compensation plans as of December 31, 2006.

	Number of shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares remaining available for future issuance under compensation plans(1)
Equity compensation plans:
Approved by shareholders	657,150	$6.10	506,000
Not approved by shareholders	—	$0.00	—
Total	657,150	$6.10	506,000

(1)	Excluding shares reflected in first column.

No employment or other agreements provide for the issuance of any shares of capital stock. There are no other options, warrants or other rights to purchase securities of ours issued to employees and directors, other than options to purchase common stock issued under the 1986 Non-Qualified Stock Option Plan, the 1992 Directors Stock Option Plan, the 1992 Stock Option Plan, as amended, the 1999 Stock Option Plan, as amended, and the 2006 Incentive Compensation Plan, Warrants issued in connection with the investment by Coconut Palm Capital Investors I, Ltd., warrants issued in connection with the issuance of our Series A Convertible Preferred Stock and options to purchase 50,000 shares were issued to Matrix Desalination, Inc. at an exercise price of $6.38 in May 2003. The vesting of the options issued to Matrix was dependent on the consummation of certain investments for DevMat Utility Resources, LLC. For more information regarding our equity compensation plans, see Note 12, Stock Option Plans.

Repurchases of Company Shares

We terminated our share repurchase plan on November 8, 2004.

Retirement Plan and Post-Employment

We do not maintain a pension plan or other non-qualified deferred compensation plan for its named executive officers.

There have been no terminations of named executive officers during the year ended December 31, 2006. However, we have entered into various separation or advisory services agreements with each of Messrs. Ruzika, Hare and Lakey upon their resignations from our company in 2007. See “Employment Agreements” for a description of the terms of these agreements.

Compensation Committee Interlocks and Insider Participation

Our compensation committee members are W. Douglas Pitts, Per-Olof Lööf and Donald Karnes. Until the time of his resignation from our board of directors on January 23, 2006, James R. Cast was also a member of the compensation committee.

Mr. James R. Cast, through his tax and consulting practice, has provided services to us and to Mr. Donald Smith, Jr. privately, for more than ten years. We paid Mr. Cast $75,000 and $59,400 for the consulting services provided to us in 2006 and 2005, respectively. Mr. Smith paid Mr. Cast $26,329 and $33,043 for the same periods, respectively.

No member of our compensation committee is currently an officer or an employee of ours. No executive officer of ours serves as a member of our compensation committee or on a board or committee of any entity one or more of whose executive officers serves as a member of our board of directors or compensation committee. There were no compensation committee interlocks during the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Our policies and codes provide that related person transactions be approved in advance by either the audit committee of our board of directors or a majority of disinterested directors.

We leased from the wife of Mr. Donald L. Smith, Jr., a Director and former Chairman and Chief Executive Officer of ours, a 1.8-acre parcel of real property in Deerfield Beach, Florida. This property was used for our equipment logistics and maintenance activities. The property was subject to a 5-year lease entered into a January 2002 providing for rent of $95,000 per year. This rent was based on comparable rental contracts for similar properties in Deerfield Beach, as evaluated by management. The lease expired December 31, 2006 and had been extended to December 31, 2007. On March 21, 2007, in connection with the sale of substantially all of the assets of our construction division, we assigned this lease to the buyer of the business.

We have entered into various construction and payment deferral agreements with an entity which owns and manages a resort project in the Bahamas in which Mr. Donald L. Smith Jr., a director and former Chairman and Chief Executive Officer of ours and a subsidiary of ours are minority partners owning 11.3 percent and 1.2 percent, respectively. Mr. Smith is also a member of the entity’s managing committee.

•

As of January 1, 2003, we entered into a payment deferral agreement with the resort project whereby several notes, which are guaranteed partly by certain owners of the project, evidenced a loan totaling $2.0 million owed to us. Mr. Donald Smith, Jr. issued a personal guarantee for the total amount due under this loan agreement to us. The loan was paid and the personal guarantee released during 2006.

•

We have entered into construction contracts with the resort project. In late 2004, we entered into a $15.2 million contract, which contract was increased to $15.9 million, to construct a marina and breakwater for the same entity. The resort project secured third party financing for this latter contract. We entered into a vertical construction contract with another entity for $3.0 million during the second quarter of 2005. Mr. Smith is a partner of this entity. In connection with contracts on the project, we recorded revenues of $0.3 million for 2006. As of December 31, 2006, the marina and breakwater contract was substantially complete.

•

The outstanding balance of trade receivables from the resort project was $0.3 million as of December 31, 2006. The outstanding balance of note receivables was zero as of December 31, 2006. During the year ended December 31, 2006, we recorded $28,138 in interest income form the notes. The billings in excess of cost were zero as of December 31, 2006. Mr. Smith has guaranteed the payment of the receivables from the entity, up to a maximum of $3.0 million, including the deferral agreement described above. The guarantee of collectibility by Mr. Smith was terminated as part of the agreements identified below as the Smith Note and the EBR Receivable Agreement.

•

During the second quarter of 2005, after receiving approval by our audit committee, one of our subsidiaries entered into a $3.0 million agreement to construct a residence on a parcel of property located within the resort complex known as Emerald Bay Resorts on the island of Exuma, Bahamas. Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer, is a party to this agreement and has a 50% interest in the ownership of the land on which the residence is being constructed together with one other party who has the remaining 50% interest in the ownership of this land, as well as a controlling interest in the resort project in the Bahamas. Mr. Smith has a minority interest in the resort and also sits on committees which govern the affairs of the resort. Mr. Smith and his partner have agreed to share in all profits, if any, generated by this parcel in accordance with their respective interests. As a result of change orders to the scope of the work to be performed, the total amounts which can be invoiced by us with respect to this project was $1.4 million as of December 31, 2006. In accordance with our accounting policies, we recorded a loss of $0.1 million in our 2006 operating results. From June 2005, the month in which the project started, through December 31, 2006, we recorded revenue of $1.4 million with respect to this project and as of December 31, 2006, the accounts receivable outstanding attributable to this project amounted to $0.2 million. This construction contract was terminated in the first quarter of 2007 as described below in the last paragraph of this “Certain Relationships and Related Transactions”. The various amounts set forth in this paragraph reflect the impact of this termination.

On June 6, 1991, we issued an unsecured, prime rate interest bearing, promissory note, the Smith Note, in favor of Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer, in the aggregate principal amount at the time of issuance of $2.1 million with a maturity date of January 1, 2004. Subsequently, the maturity date of the Smith Note was extended by the parties until October 1, 2005. As of March 31, 2006, $1.7 million was outstanding under the Smith Note. Under the terms of a guarantee agreement dated March 10, 2004, between us and Mr. Smith where Mr. Smith, among others, agreed to guarantee certain loan notes receivable due from EBR Holding Limited, or EBRH, amounting to $2.2 million at that time, Mr. Smith agreed to maintain collateral for these guarantees in the amount of $1.8 million. The balance due to Mr. Smith under the Smith Note served as collateral for the aforementioned required amount.

In May 2006, we restructured and satisfied the Smith Note and all notes due from EBRH, or the EBR Notes. Also, in May 2006, we entered into two agreements: (i) the first agreement, or the Smith Note Agreement, was between us and Mr. Smith; and (ii) the second agreement, or the EBR Note Agreement, was among us, EBRH, EBR Properties Limited and Emerald Bay Resort & Co., which we collectively refer to as EBR. Under the terms of the Smith Note Agreement, Mr. Smith agreed to cancel the Smith Note in exchange for our assignment to Mr. Smith of certain notes EBR had previously issued to us with an aggregate amount due from EBR at time of assignment equal to $1.0 million plus accrued interest. As part of this restructuring, we also made a cash payment of $458,525 to Mr. Smith in satisfaction of all remaining amounts now due under the Smith Note. This restructuring satisfied all amounts due under all notes due from EBRH. In addition, as part of this restructuring, we received $56,000 in cash from EBRH, and EBR agreed to use its good faith efforts to transfer to us an approximately 14% interest which EBR had in a redi-mix batch plant which we control in Great Exuma, Bahamas. We have also agreed to surrender the minority equity interest we held in EBR.

Mr. James R. Cast, a former director, through his tax and consulting practice, has provided services to us for more than ten years. We paid Mr. Cast $59,400 and $59,400 for consulting services provided to us in 2005 and 2004, respectively. Additionally, Mr. Cast resigned from our board of directors in January 2006. Before resigning, we entered into a consulting agreement for tax and consulting services to be performed during 2006 for a specified number of consulting hours and for the total amount of $75,000.

We have entered into a retirement agreement with Mr. Richard Hornsby, our former Senior Vice President and a director. He retired at the end of 2004. During 2005, he received his full salary. From 2006, he will receive annual payments of $32,000 for life. During 2003, we recorded an expense of $232,000 for services rendered; this amount was paid out in 2005. We expensed the net present value of the obligation to pay Mr. Hornsby $32,000 annually for life, over his estimated remaining service period with us, i.e. during 2004. As of December 31, 2006, the net present value of the future obligation is estimated at $276,933.

On August 12, 2005, we entered into a management services agreement, dated as of August 12, 2005, with Royal Palm Capital Management, LLLP, to provide management services. In addition, the Company subleases certain office space to Royal Palm for a subrent equal to $7,500 per month. Royal Palm is an affiliate of Coconut Palm Capital Investors I Ltd. with whom we completed a transaction on June 30, 2004, whereby Coconut Palm invested $18 million in us with the intent that we would enter into the electronic security services industry. Richard Rochon and Mario Ferrari, two of our directors, are principals of Coconut Palm and Royal Palm. Robert Farenhem, our Chief Financial Officer, is a principal of Royal Palm and was our interim Chief Financial Officer from April 2005 until December 2005.

The management services to be provided under the management agreement include, among other things, assisting us with, among other matters, establishing certain office, accounting and administrative procedures, obtaining financing relating to business operations and acquisitions, developing and implementing advertising, promotional and marketing programs, facilitating certain securities matters (both proposed offerings and ongoing compliance issues) and future acquisitions and dispositions, developing tax planning strategies, and formulating risk management policies. Under the terms of the management agreement, we are obligated to pay Royal Palm a management fee in the amount of $30,000 per month. In connection with the management agreement, we incurred $360,000 during the year ended December 31, 2006.

On January 23, 2006, we entered into a stock purchase agreement with Donald L. Smith, Jr., a director and our former Chairman and Chief Executive Officer, under the terms of which we agreed to sell to Mr. Smith all of the issued and outstanding shares of two of our subsidiaries, Antigua Masonry Products, Ltd., an Antigua corporation, or AMP, and M21 Industries, Inc., or M21 for an aggregate purchase price equal to approximately $5 million, subject to adjustments provided in the stock purchase agreement. AMP and M21 collectively comprise the operations of our materials division in Antigua. The stock purchase agreement permitted $1,725,000 of the purchase price to be paid by cancellation of a note payable by us to Mr. Smith. We retained the right to review other offers to purchase these Antigua operations. The parties to the stock purchase agreement elected to exercise their right to negotiate the sale of our materials division in Antigua with a third party. As a result, on March 2, 2006, we entered into a stock purchase agreement with A. Hadeed or his nominee and Gary O’Rourke and terminated the stock purchase agreement entered into with Mr. Smith on January 23, 2006. The terms of the new stock purchase agreement provided for a purchase price equal to approximately $5.1 million, subject to adjustments provided in the stock purchase agreement. The entire purchase price was contemplated to be paid entirely in cash as opposed to the partial payment through surrender of the $1,725,000 note we had previously issued to Mr. Smith. In addition, the terms of the new stock purchase agreement excluded M21 from the sale, but contemplated transfers of certain assets from the Antigua operations to us as well as the pre-closing transfer to AMP of certain preferred shares in AMP that were owned by us. The purchaser has agreed to pay all taxes incurred as a result of the transaction. We completed the sale of our materials division in Antigua on March 2, 2006.

See “Executive Compensation — Employment Agreements” for a description of the terms and conditions of various Advisory Services Agreements and Separation Agreements entered into with each of Stephen J. Ruzika, George M. Hare and Ron G. Lakey in connection with their resignations from Devcon.

On March 12, 2007, we entered into an asset purchase agreement with BitMar Ltd., a Turks and Caicos corporation and successor-in-interest to Tiger Oil, Inc., a Florida corporation, to sell fixed assets, inventory and customer lists constituting a majority of the assets of our construction division for approximately $5.3 million, subject to a holdback of $525,000 to be retained for resolution of certain indemnification matters in the form of a non-negotiable promissory note bearing a term of 120 days. We retained working capital of $6.7 million, including approximately $2.1 million in notes receivable, as of December 31, 2006. The majority of our leasehold interests were retained by us with the purchaser assuming only our shop location at Southwest 10th Street, Deerfield Beach, Florida which we leased from the wife of Donald L. Smith, Jr., a director and former Chairman and Chief Executive Officer of ours (described above) and entering into a 90-day sublease of the headquarters of the construction division located at 1350 East Newport Center Drive in Deerfield Beach, Florida. In addition, we entered into a three-year noncompetition agreement under the terms of which we agreed not to engage in business competitive with that of the construction division in any country, territory or other area bordering the Caribbean Sea and the Atlantic Ocean, excluding any production and distribution of ready-mix concrete, crushed stone, sand, concrete block, asphalt and bagged cement throughout this territory and also agreed to other standard provisions concerning the non-solicitation of customers and employees of the construction division. In addition, we entered into a Transition Services Agreement with the purchaser under the terms of which, we agreed to make available certain of our employees and independent contractors and other non-employees to assist purchaser with the operation of the construction division through September 16, 2007. As a result of this transaction, we recognized a loss from this sale in the fourth quarter of 2006 in an amount equal to approximately $3.0 million, prior to any employee severance and other transaction-related expenses. The transaction closed on March 21, 2007. Mr. Smith and his son, Donald L. Smith, III, a former officer of ours, are principals of the purchaser.

On March 13, 2007, we entered into a Termination and Release Agreement with Donald L. Smith, Jr. under the terms of which Mr. Smith agreed to terminate that certain Construction Agreement, dated as of June 1, 2005, concerning the construction of a residence on a parcel of property which is 50% owned by Mr. Smith and located within the resort complex known as Emerald Bay Resorts on the island of Exuma (described above), and released us from any past, present or future obligations under the Construction Agreement. Mr. Smith has agreed to indemnify us for all losses incurred by us in connection with the assertion by a third party to the Construction Agreement whose assent to the Termination and Release Agreement was not obtained of any claim or demand against us to the extent such claim or demand arises directly or indirectly from the Construction Agreement.

PROPOSAL NO. 2

APPROVAL AND ADOPTION OF THE AMENDED AND RESTATED CERTIFICATE OF

DESIGNATIONS OF SERIES A CONVERTIBLE PREFERRED STOCK

Background

On November 9, 2005, we signed an agreement and plan of merger with Devcon Acquisition, Inc., an indirect wholly-owned subsidiary of ours, and Guardian International, Inc., or Guardian, under which we agreed to acquire all of the outstanding capital stock of Guardian, in turn, owned 100% of Mutual Central Alarms Services, Inc., and Stat-land Burglar Alarm System and Devices, Inc. On March 6, 2006, we completed the acquisition of Guardian under the terms of the agreement and plan of merger. The aggregate cash purchase price was approximately $65.5 million, excluding transaction costs of $1.7 million. This purchase price consisted of (a) approximately $24.6 million paid to the holders of the common stock of Guardian, (b) approximately $23.3 million paid to redeem two series of Guardian’s preferred stock, (c) approximately $13.3 million used to assume and pay specified Guardian debt obligations and expenses and (d) approximately $1.0 million used to satisfy specified expenses incurred by Guardian in connection with the merger. The balance of the purchase consideration, approximately $3.3 million, was placed in escrow. Subject to reconciliation based upon recurring monthly revenue, or Performing RMR, net working capital levels as of closing and subject to other possible adjustments, Guardian common shareholders received a partial pro-rata distribution from escrow in July 2006, with the balance pending resolution of certain specific income tax matters.

To finance the Guardian acquisition, we issued to accredited institutional investors under the terms of a securities purchase agreement, or SPA, dated as of February 10, 2006, an aggregate principal amount of $45 million of notes along with warrants to acquire an aggregate of 1,650,943 shares of our common stock at an exercise price of $11.925 per share. The warrants expire on the third anniversary of their March 6, 2006 issuance date and are valued using a discounted cash flow model, which takes into account the exercise price, volatility of our stock and our stock price at issuance. The notes bore interest at a rate equal to 8% per annum (which rate would have increased to 18% per annum in the event we failed to make payments required under the notes when due). We also increased the amount of cash available under our revolving credit facility with CapitalSource Finance, LLC, or CapitalSource Revolving Credit Facility, from $70.0 million to $100.0 million and used $35.6 million under this facility to finance the remaining purchase consideration of the Guardian acquisition, repay an $8.0 million bridge loan with CapitalSource Finance LLC and to increase working capital.

On October 20, 2006, under the terms of the SPA, these investors received, in exchange for the notes, an aggregate of 45,000 shares of our Series A Convertible Preferred Stock with a liquidation preference equal to $1,000 convertible into common stock at a conversion price equal to $9.54 per share. The conversion price of the Series A Convertible Preferred Stock and the exercise price of the warrants issued with the notes are subject to customary anti-dilution adjustments. The issuance of the Series A Convertible Preferred Stock and of the warrants could have caused the issuance of greater than 20% of our outstanding shares of common stock upon the conversion of the Series A Convertible Preferred Stock and the exercise of the warrants. Our board of directors approved the creation of a new class of preferred stock and the creation of the Series A Convertible Preferred Stock, as well as the issuance of the Series A Convertible Preferred Stock and the warrants. The creation of a new class of preferred stock was subject to shareholder approval under Florida law, while, for various reasons related to the potential issuance of greater than 20% of our outstanding shares of common stock, the issuance of the Series A Convertible Preferred Stock required shareholder approval under the rules of Nasdaq. On February 10, 2006, holders of more than 50% of our common stock approved the amendment to our articles of incorporation creating a new class of preferred stock and the issuance of the Series A Convertible Preferred Stock.

In connection with the issuance of these securities, we entered into a registration rights agreement, under the terms of which we agreed to use our best efforts to cause a registration statement to be declared effective by the SEC no later than January 25, 2007. This registration statement would register the resale of the shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock, exercise of the warrants and in payment of the dividend obligations under the Certificate of Designations governing our Series A Convertible Preferred Stock, dated October 16, 2006, or the Certificate of Designations. The registration rights agreement provides that, to the extent we fail to cause this registration statement to be declared effective by the SEC by the effectiveness deadline, we must pay registration delay payments in the amount of one percent (1.0%) of the aggregate purchase price paid by the investors for the Series A Convertible Preferred Stock, or $450,000, for every 30 days (pro rated for periods totaling less than thirty days) this effectiveness failure remains.

On October 23, 2006, we filed a registration statement to register the resale of these shares. The SEC reviewed this registration statement and, as a consequence of recent clarifications by the Staff of Rule 415 promulgated under Regulation C of the Securities Act of 1933, as amended, we have encountered difficulties determining when all of these shares may be registered and sold by the investors. These clarifying interpretations were issued by the Staff after we and the investors had entered into the registration rights agreement and issued the shares of Series A Convertible Preferred Stock. Accordingly, we have been unable to cause this registration statement to be declared effective by the SEC.

Under the terms of the registration rights agreement, these registration delay payments accrue from January 26, 2007 until the earlier of us successfully obtaining a waiver or amendment of these registration delay payments or the registration statement being declared effective. The registration delay payments are not payable until every thirtieth day after the effectiveness failure. Accordingly, the first registration delay payment would have been due on February 26, 2007. In addition, under the Certificate of Designations, (a) the failure of the applicable registration statement to be declared effective by the SEC on the date that is sixty (60) days after the applicable effectiveness deadline or (b) our failure to pay to the investors any amounts when and as due under the Certificate of Designations or any other transaction document contemplated in the Certificate of Designations is defined as a “Triggering Event” allowing the required holders, as defined below, to require us to redeem all shares of their Series A Convertible Preferred Stock by the fifth business day after transmitting notice to us of their desired redemption. Under the terms of the Certificate of Designation, this redemption would be effected by us being required to pay in cash an amount equal to 115.0% of the face value of all or a portion, as applicable, of the outstanding shares of the Series A Convertible Preferred Stock, plus all accrued but unpaid interest and dividends. To the extent our stock price at the time of this redemption request multiplied by the number of shares into which the Series A Convertible Preferred Stock is convertible exceeds this cash payment amount, the redemption would be effected by payment of this higher amount increased by the same 15.0% premium, plus all accrued but unpaid interest and dividends.

Based upon general statements made by certain officials within the SEC to the private equity marketplace with respect to its recent clarification of Rule 415, we came to realize an amendment of the terms of the Series A Convertible Preferred Stock and possibly the warrants would be necessary in order to permit us to cause a registration statement covering some portion of these shares to be declared effective by the SEC. We held extensive discussions with the investors as to the form these amendments would take but could not reach a final agreement with these investors as to the terms. Approval by the “required holders”, defined as those investors holding, in the aggregate, a majority of the Series A Convertible Preferred Stock, is all that is required for these amendments to take effect.

In furtherance of these negotiations, on April 2, 2007, effective as of March 30, 2007, we entered into forbearance and amendment agreements, or forbearance agreements, with investors constituting the required holders. Under the terms of these forbearance agreements, each of the required holders agreed that for a period of time ending no later than January 2, 2008, they shall each forbear from (a) taking any remedial action with respect to the effectiveness failure, (b) declaring the occurrence of any “Triggering Event” with respect to the effectiveness failure and from delivering any notice of redemption with respect to these matters or (c) demanding any amounts due and payable with respect to the effectiveness failure, including any registration delay payments. The forbearance agreements also contain agreements to amend the Certificate of Designations to revise specified terms of the Series A Convertible Preferred Stock, including a reduction in the conversion price of the Series A Convertible Preferred Stock to $6.75, allowance for the accrual of dividends on the Series A Convertible Preferred Stock at a rate equal to 10% per annum, which dividends may be payable in kind, and a revision of the definition of the “Leverage Ratio” defined in the Certificate of Designations to provide for the Leverage Ratio to be calculated as a multiple of Performing RMR as opposed to EBITDA and a revision of the Maximum Leverage Ratio covenant set forth in the Certificate of Designations to require this Maximum Leverage Ratio to equal 38x Performing RMR, commencing on June 30, 2008. The parties to the forbearance agreements also agreed to allow dividends to accrue without being paid until the expiration of the forbearance period. The forbearance agreements also required us to withdraw the registration statement as soon as practicable. We effected this withdrawal on April 14, 2007.

If we are unable to obtain a permanent waiver or amendment of the registration delay payments and we are unable or unwilling to pay these registration delay payments to the investors or we are unable to obtain a permanent waiver or amendment of our obligation to cause the registration statement described above to be declared effective by the SEC, the investors may allege a Triggering Event under the Certificate of Designations has occurred, granting them the right to redeem the face value of the Series A Convertible Preferred Stock equaling, in the aggregate, $45,000,000 in cash plus a 15.0% premium, plus all accrued but unpaid interest and dividends (or a 15.0% premium over an amount equal to our stock price multiplied by the number of shares into which the Series A Convertible Preferred Stock is convertible, to the extent this number is higher), plus all accrued but unpaid interest and dividends.

In January 2007, 144,162 unregistered shares were issued as a partial payment of dividends related to our outstanding shares of Series A Convertible Preferred Stock.

The amendments set forth in the Amended and Restated Certificate of Designations, a copy of which is attached to this proxy statement as Annex A, are intended to fulfill the terms of the forbearance agreements. For more information, see “Proposal No. 2 - Proposal” below.

Summary of Current terms of our Series A Convertible Preferred Stock

The discussion below contains only a brief description of certain preferences, rights and privileges of our Series A Convertible Preferred Stock without reflecting the impact of the amendments set forth in the Amended and Restated Certificate of Designations. It does not discuss all of the preferences, rights and privileges of our Series A Convertible Preferred Stock, which are included in the Certificate of Designations. This discussion is qualified in its entirety by the full text of the Certificate of Designations.

Ranking

The Series A Convertible Preferred Stock ranks senior to our common stock in all respects, including, without limitation, as to our distributions of assets upon liquidation, dissolution or winding up (whether voluntary or involuntary), and has the voting rights described under “Voting Rights” below.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, winding-up, consolidation, merger, sale of substantially all of our assets or similar event, the holders of Series A Convertible Preferred Stock shall have the right to receive, in preference to the all other classes of capital stock, an amount per share equal to the sum of (i) the original purchase price of each share of Series A Convertible Preferred Stock plus (ii) any accrued but unpaid dividends on such shares. After the payment of any and all liquidation preferences on the Series A Convertible Preferred Stock, all of our remaining assets and funds shall be distributed to the holders of our common stock, pro-rata. If upon a liquidation, dissolution or winding up, our assets or surplus funds to be distributed to the holders of shares of Series A Convertible Preferred Stock and any of our other then-outstanding shares of capital stock ranking on a parity with respect to payment on liquidation with the Series A Convertible Preferred Stock will be insufficient to permit payment to the holders of the amount discussed above and all other preferential amounts payable with respect to the Series A Convertible Preferred Stock, then the assets available for payment or distribution to the holders will be allocated among the holders of the Series A Convertible Preferred Stock and any of our other then-outstanding shares of capital stock ranking on a parity with the Series A Convertible Preferred Stock, pro rata.

Dividends

Holders of Series A Convertible Preferred Stock have the right to receive, in preference to all other classes of stock, cumulative dividends at a rate of 8.0% per year, calculated on an amount equal to the original purchase price of each share of Series A Convertible Preferred Stock (subject to adjustment for stock splits, stock dividends and similar events). Dividends are payable in arrears for each calendar quarter on the first day of the succeeding calendar quarter during the period beginning on the date of issuance of the Series A Convertible Preferred Stock and continuing until the sixth anniversary of the initial issuance date with the first payment of dividends beginning on the first business day of the first full quarter to occur after the date the Series A Convertible Preferred Stock is issued. Dividends payable on the Series A Convertible Preferred Stock for any period less than a full year will be computed on the basis of the actual number of days elapsed and a 360-day year. Dividends are payable in cash or shares of our common stock that have been registered for resale, at our option, provided that shares of common stock shall be issued at a price equal to ninety percent (90%) of the weighted average of the closing bid prices for the 20 trading days prior to due date of the dividend, or the average price. In addition, holders of Series A Convertible Preferred Stock have the right to receive dividends declared and paid on common stock, on a pro-rata, as-converted basis.

The dividend rate described above is adjusted depending on the status of our materials and construction divisions. Until the sale of the materials and construction divisions, the dividend rate will be 9.0% per year for the period ending June 30, 2006, 10.0% per year for the period ending December 31, 2006 and 11.0% per year for the period ending June 30, 2007 and all periods following. However, for each $1.0 million we realize in cash proceeds from sales of all or a portion of our materials and construction divisions, the dividend rate in effect at the time of the sale will be decreased by 20 basis points to a minimum dividend rate of 8.0% per year. Also, the dividend rate will be reset to the minimum 8.0% rate if we are able to realize on our materials and construction divisions EBITDA for the trailing twelve months of $5.5 million during the 2006 calendar year or $7.0 million during the 2007 calendar year.

On March 21, 2007, we sold the majority of our construction assets, construction inventory and customer lists of the construction division for approximately $5.3 million. As a result, the dividend rate described above decreased from an a 9.6% rate in effect immediately prior to such sale to an 8.8% rate that is currently in effect. Subject to any further adjustments in accordance with the terms described above, the dividend rate will remain at 8.8% for all future periods, absent adoption of the amendments set forth above herein.

Conversion; Anti-Dilution

Each share of Series A Convertible Preferred Stock, plus the amount of any accrued but unpaid dividends per share then outstanding, is convertible at the option of the holder, at any time, into shares of our common stock. The conversion price shall be equal to $9.54. As of the date of this information statement, the 45,000 shares of the Series A Convertible Preferred Stock we anticipate issuing in the private placement would convert into an aggregate of 4,716,981 shares of our common stock. The conversion price is subject to adjustment as a result of the sale of equity securities by us at a price below the conversion price of the warrants, on a “weighted average” basis, or in the event of stock dividends, stock splits, subdivisions, combinations and capital reorganizations, mergers and similar events.

Mandatory Redemption

On the fourth, fifth and sixth anniversary of the completion of the private placement, we are required to redeem, in equal installments, shares of Series A Convertible Preferred Stock purchased in the private placement, in cash, in an amount equal to the sum of (i) the original purchase price plus (ii) any additional amount to be paid on such shares and all accrued but unpaid dividends. If any shares of Series A Convertible Preferred Stock remain outstanding on the sixth anniversary of the completion of the private placement, we are required to redeem those shares in cash. Should we fail to redeem those shares at that time, the applicable cash price per unredeemed share of Series A Convertible Preferred Stock will bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full plus the investor will have the option to require us to convert any of those unredeemed shares into shares of our common stock substituting market prices for the conversion price, which market prices may be lower than the conversion price resulting in a larger number of shares of our common stock being issued.

Voting Rights

Each outstanding share of Series A Convertible Preferred Stock will entitle its holder to the number of votes equal to the number of shares of common stock issuable upon conversion of that share of Series A Convertible Preferred Stock. Except as otherwise required by applicable law, the holders of Series A Convertible Preferred Stock shall be entitled to vote on all matters on which the holders of common stock shall be entitled to vote, on an as converted basis, voting together with the holders of common stock as a single class. However, we will not give effect to any voting rights of the shares of Series A Convertible Preferred Stock, and any holder will not have the right to exercise voting rights with respect to its shares, to the extent that giving effect to the voting rights would cause the holder (together with its affiliates) to be deemed to beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise of the voting rights.

Limitation on Indebtedness

As long as any shares of Series A Convertible Preferred Stock remain outstanding, we cannot allow the following indebtedness ratio to exceed the maximum leverage amount. The indebtedness ratio is calculated by taking the ratio of:

Net Senior Debt plus the liquidation preference of Series A Convertible Preferred Stock

Annualized EBITDA

The maximum leverage ratio for each period is as follows:

Period	Ratio

Up to 6/30/07	6.50x

7/31/07 to 9/30/07	6.25x

10/1/07 to 12/31/07	6.00x

1/1/08 to 3/31/08	6.00x

4/1/08 to 6/30/08	5.50x

7/1/08 to 9/30/08	5.50x

12/31/08 and thereafter	5.00x

The indebtedness ratio shall be tested quarterly commencing with the first fiscal quarter following the date of the closing of the private placement.

Event of Default

Upon the occurrence of one of the events of default described below, holders of Series A Convertible Preferred Stock may, by election of holders of at least 50% of the shares then outstanding, require us to redeem all, or a portion of, the outstanding principal amount of the Series A Convertible Preferred Stock and all accrued but unpaid dividends.

Each of the following events shall constitute an “event of default”:

•	our leverage ratio exceeds the leverage ratios set forth above under “Limitation on Indebtedness”;

•

the registration statement we are required to file in connection with the private placement and pursuant to the terms of the registration statement is not declared effective by the SEC within the appropriate timeframe;

•

the effectiveness of the required registration statement lapses for any reason or is unavailable to a holder of Series A Convertible Preferred Stock for sale of all of the registrable securities owned by it and the lapse or unavailability continues for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

•

the suspension from trading or failure of our common stock to be listed on the Nasdaq Stock Market or a national securities exchange for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

•

our failure to convert the Series A Convertible Preferred Stock into cash or shares of our common stock, as applicable, upon exercise of a holder’s conversion right and which failure continues for 10 days;

•

our failure to pay to the holder any amount of principal, dividends or other amounts when and as due in accordance with the rights of the Series A Convertible Preferred Stock (including, without limitation, our failure to pay any redemption payments or amounts hereunder);

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law against us or any of our material subsidiaries;

•

any event of default occurs with respect to any of our indebtedness and any applicable grace periods in this indebtedness with respect to the event of default have expired; provided, that we shall only be in default with respect to the Series A Convertible Preferred Stock for a non-payment default under the CapitalSource Revolving Credit Facility if the loan under the revolving credit facility is accelerated; and

•

we breach any representation, warranty, covenant or other term or condition of any document concerning the private placement and the breach is not cured during the applicable timeframe and constitutes, individually or in the aggregate, a material adverse effect on us.

Proposal

On May 17, 2007 our board of directors unanimously agreed to amend and restate the Certificate of Designations, a copy of which is attached to this proxy statement as Annex A. As a result, we are requesting that the shareholders approve an amendment and restatement of the Certificate of Designations to:

•	reduce the conversion price of the Series A Convertible Preferred Stock from $9.54 to $6.75;

•	allow for the accrual of dividends on the Series A Convertible Preferred Stock to be increased from a rate equal to 8.8% to 10.0% per annum;

•	provide that dividends may be payable in kind (i.e., capitalized so that the dividends are added to the stated value of the Series A Convertible Preferred Stock);

•	revise the definition of the Leverage Ratio (as defined in the Certificate of Designations), such that the Leverage Ratio will be calculated as a multiple of Performing RMR as opposed to EBITDA; and

•

revise the Maximum Leverage Ratio covenant of the Certificate of Designations to require the Maximum Leverage Ratio (as defined in the Certificate of Designations) to equal 38x Performing RMR, commencing on June 30, 2008.

Except as described above and for specific non-material modifications, the remaining terms and conditions of the Certificate of Designations will not be amended, modified or supplemented by the Amended and Restated Certificate of Designations.

Reason for the Amendment and Restatement of the Certificate of Designations

The SEC’s recent re-interpretation of Rule 415 could potentially affect the transaction pursuant to which we issued our Series A Convertible Preferred Stock. Due to the SEC’s re-interpretation of Rule 415, we are uncertain of the basis for determining whether the transaction is appropriately characterized as an offering to be made by or on behalf of persons other than Devcon consistent with Rule 415(a)(1)(i). We believed an amendment of the terms of the Series A Convertible Preferred Stock was necessary in order to permit us to cause a registration statement covering some portion of the shares of the Series A Convertible Preferred Stock to be declared effective by the SEC. If we were unable to obtain a permanent waiver or amendment of the registration delay payments discussed above and were unable or unwilling to pay these registration delay payments to the investors or were unable to obtain a permanent waiver or amendment of our obligation to cause the registration statement described above to be declared effective by the SEC, the investors could allege that a Triggering Event under the Certificate of Designations occurred, granting them the right to redeem the face value of the Series A Convertible Preferred Stock equaling, in the aggregate, $45,000,000 in cash plus a 15.0% premium, plus all accrued but unpaid interest and dividends (or a 15.0% premium over an amount equal to our stock price multiplied by the number of shares into which the Series A Convertible Preferred Stock is convertible, to the extent this number is higher), plus all accrued but unpaid interest and dividends. As a result, we entered into negotiations with the holders of our Series A Convertible Preferred Stock to amend and restate the Certificate of Designations. We believe that the amendment of the terms described above materially modifies the terms and conditions of our Series A Convertible Preferred Stock requiring us to obtain shareholder approval of the Amended and Restated Certificate of Designations under applicable Nasdaq rules. For more information, see “Proposal No. 2 - Background” above.

In exchange for the concessions set forth in the Amended and Restated Certificate of Designations, the investors requested that the dividend rate applicable to the Series A Convertible Preferred Stock be increased to 10% per annum. Given this increased dividend rate and our desire to our conserve our cash flows wherever possible, we requested and the investors agreed that the Amended and Restated Certificate of Designations would include a provision permitting us to elect to pay such dividend obligations “in kind” by capitalizing such payments so that they are added to the stated value of the Series A Convertible Preferred Stock. In addition, we requested and the investors agreed to revise the financial covenants set forth in the Series A Convertible Preferred Stock so that such covenants were based on our RMR instead of our EBITDA. We requested this change because of our belief that, due to the impact on EBITDA of the noncash charges caused by the financial derivative instrument embedded within the Series A Convertible Preferred Stock, EBITDA no longer provides an accurate picture of our results of operations and financial condition. We believe RMR to be a better metric against which our financial performance should be measured and, accordingly, have substituted it as the basis for such financial covenants.

Effect of Modifications to the Certificate of Designations

The decrease in the definition of the Conversion Price will increase the number of shares of our common stock being issued to holders of our Series A Convertible Preferred Stock when these holders convert their shares of Series A Convertible Preferred Stock to common stock. As of the date hereof, the number of shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock using the current conversion rate of $9.54 per share is 4,716,981 shares. If the Amended and Restated Certificate of Designations is adopted, the number of shares of our common stock issuable upon conversion of the Series A Convertible Preferred Stock using the new conversion rate of $6.75 per share would be 6,666,667 shares. Accordingly, this could result in significant dilution to holders of our common stock.

The revision to the dividend rate applicable to the Series A Convertible Preferred Stock and permitting of these dividends to be capitalized so that the dividends are added to the stated value of the Series A Convertible Preferred Stock would require additional payments to be made each quarter to satisfy such dividend obligations. Under the 8.8% dividend rate in effect as of the date hereof, we anticipate paying approximately $990,000 per quarter. If the Amended and Restated Certificate of Designations is adopted, the dividend rate applicable to the Series A Convertible Preferred Stock will be increased to 10.0%, resulting in anticipated quarterly payments equal to $1,125,000 per quarter, a 13.6% increase in these payments. In addition, if we elect to capitalize these dividend obligations, it will result in an increase in the stated value of the Series A Convertible Preferred Stock. Because this stated value is the amount on which dividends are based, any capitalization election will result in even higher dividend payment obligations.

Effectiveness

If this proposal is approved by the shareholders, it will become effective on the date the Amended and Restated Certificate of Designations is filed with the Secretary of State of the State of Florida.

Required Vote

Approval of this proposal will require the affirmative vote of (i) the holders of a majority of eligible shares of common stock and Series A Convertible Preferred Stock outstanding as of the record date, voting together, and (ii) the holders of a majority of eligible shares of Series A Convertible Preferred Stock outstanding as of the record date, voting separately as a class.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDED AND

RESTATED CERTIFICATE OF DESIGNATIONS.

INDEPENDENT AUDITORS

Audit Fees

The following table presents fees for professional services rendered by our independent registered public accounting firms, Berenfeld, Spritzer, Shechter & Sheer, or BSS&S, and KPMG LLP, or KPMG, for the audit of our annual consolidated financial statements and internal control over financial reporting for the years ended December 31, 2006 (BSS&S) and 2005 (KPMG), together with fees billed for other services rendered by the firms during those periods.

	2006	2005
Audit Fee (1)	$170,700	$681,100
Audit-Related Fees (2)	17,000	68,000
Tax Fees	—	—
All Other Fees (3)	—	1,500
Total Fees	$187,700	$750,600

(1)

Audit fees consist principally of the audit of the consolidated financial statements included in the our annual report on Form 10-K and the review of the interim condensed consolidated financial statements included in the our quarterly reports on Form 10-Q.

(2)	Audit-related fees include review of the our 8-K filings and proxy statement and comfort letter preparation.

(3)	All other services include the license to accounting research online, KPMG’s online accounting research product.

Audit-Related Fees; Tax Fees; Financial Information Systems Design and Implementation Fees; All Other Fees

All audit-related services, tax services and other services were pre-approved by the audit committee, which concluded that the provision of these services by BSS&S was compatible with the maintenance of the firms’ independence in the conduct of auditing functions. The audit committee’s charter provides the audit committee with authority to pre-approve all audit and allowable non-audit services to be provided to us by our external auditors.

In its performance of these responsibilities, prior approval of some non-audit services is not required if:

(i)	these services involve no more than 5% of the revenues paid by us to our auditors during the fiscal year;

(ii)	these services were not recognized by us to be non-audit services at the time of the audit engagement; and

(iii)	these services are promptly brought to the attention of the audit committee and are approved by the audit committee prior to completion of the audit for that fiscal year.

The audit committee is permitted to delegate the responsibility to pre-approve audit and non-audit services to one or more members of the audit committee as long as any decision made by that member or those members is presented to the full audit committee at its next regularly scheduled meeting.

The audit committee annually reviews the performance of its independent registered public accounting firm and the fees charged for its services.

The audit committee of our board of directors has considered whether the provision of the above-described services is compatible with maintaining BSS&S’s independence and believes the provision of such services is not incompatible with maintaining this independence.

OTHER BUSINESS

Our board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise. Discretionary authority to vote on such matters is conferred only by the granting of such proxies.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal to be considered for inclusion in the proxy statement for presentation at the 2008 annual meeting of shareholders may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8. Send all proposals to our Corporate Secretary at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

For non-Rule 14a-8 proposals, our bylaws provide that any shareholder of record wishing to have a shareholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, in accordance with our bylaws, to our Corporate Secretary at our principal executive office not earlier than 45 days before the date corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in our bylaws, nor later than 90 days prior to the first anniversary of the prior year’s annual meeting of shareholders. However, if the date of the annual meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary date of the prior year’s annual meeting of shareholders, the shareholder’s notice must be timely delivered, which means not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of (a) the 90th day prior to the annual meeting and (b) the 10th day following the first public announcement of the date of the annual meeting. If a shareholder fails to notify us, pursuant to the requirements of the advance notice provisions of our bylaws, of a non-Rule 14a-8 shareholder proposal which he, she or it intends to submit at our next annual meeting of shareholders to be held during 2008, the proxy solicited by our board of directors with respect to such meeting may grant discretionary authority to the proxies named therein to vote with respect to such matter.

A copy of the full text of the bylaws discussed above may be obtained by writing to our Corporate Secretary at 595 South Federal Highway, Suite 500, Boca Raton, Florida 33432.

By Order of the Board of Directors,

Richard C. Rochon
Chairman of the Board and Acting Chief Executive Officer

Boca Raton, Florida

June 1, 2007

ANNEX A

Amended and Restated Certificate of Designations of

Series A Convertible Preferred Stock

ARTICLES OF AMENDMENT

As adopted by the Board of Directors of the Company on May 17, 2007 and by a majority of the shareholders of the Company pursuant to an action taken at a meeting of such shareholders on June 29, 2007, the number of votes cast being sufficient for approval.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF

DEVCON INTERNATIONAL CORP.

Devcon International Corp. (the “Company”), a corporation organized and existing under the Florida Business Corporation Act (the “FBCA”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 607.1006 of the FBCA, the Board of Directors of the Company (a) is authorized to issue preferred stock, par value $0.10 per share, of the Company (“Preferred Stock”) in one or more series and to designate the powers, preferences, relative rights, qualifications, limitations and restrictions relating to the shares of each such series, and (b) has adopted resolutions (i) designating forty-five thousand (45,000) shares of the Company’s previously authorized Preferred Stock as “Series A Convertible Preferred Stock,” par value $0.10 per share (the “Preferred Shares”), and (ii) providing for the designations, powers, preferences and relative, optional or other rights, and the qualifications, limitations or restrictions thereof, as follows:

RESOLVED, that the Company is authorized to issue up to forty-five thousand (45,000) shares of Series A Convertible Preferred Stock, par value $0.10 per share, which shall have the following designations, powers, preferences, relative rights, qualifications, limitations and restrictions (with certain defined terms set forth in Section 2(a) below):

(1) Dividends. The holders of the Preferred Shares (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”) payable on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below). Dividends on the Preferred Shares shall commence accruing on the Initial Issuance Date and shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Initial Issuance Date and ending on, and including, the Maturity Date and shall be due and payable on each Conversion Date by inclusion in the applicable Conversion Amount (as defined below) (each, an “Dividend Date”) with the first Dividend Date being April 1, 2006. Prior to the payment of Dividends on a Dividend Date, Dividends on the Preferred Shares shall accrue at the Dividend Rate. If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date. Dividends shall be payable, at the option of the Company, either (I) by adding such Dividends to the Stated Value of each Preferred Share as of such Dividend Date (the “Capitalized Dividends”) or (II) in cash, provided that the Dividends which accrued during any period shall be payable as Capitalized Dividends only if the Company indicates that the Dividend will be paid in Capitalized Dividends in the Dividend Notice (as defined below). At least twenty-five (25) Trading Days prior to the applicable Dividend Date (the “Dividend Notice Date”), the Company shall provide written notice (the “Dividend Notice”) to each Holder of Preferred Shares either indicating that the Dividend is to be paid in Capitalized Dividends or confirming that the Dividend shall be paid in cash.

(2) Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock on the terms and conditions set forth in this Section 2.

(a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) “Additional Amount” means, on a per Preferred Share basis, the product of (x) the result of the following formula: (Dividend Rate)(N/360) and (y) the Stated Value.

(ii) “Approved Share Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, consultant or director for services provided to the Company.

(iii) “Bloomberg” means Bloomberg Financial Markets.

(iv) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(v) “Calendar Quarter” means each of the following periods: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(vi) “CapitalSource Credit Agreements” means (i) that certain Credit Agreement, dated November 10, 2005, by and among the Devcon Security Holdings, Inc., Devcon Security Services Corp., Coastal Security Company, Coastal Security Systems, Inc., Central One, Inc. and CapitalSource Finance LLC, as amended from time to time, (ii) that certain Guaranty, dated as of November 10, 2005, by the Company to and for the benefit of CapitalSource Finance LLC and (iii) any agreements relating to the foregoing.

(vii) “Change of Control” means any Fundamental Transaction other than (A) any reorganization, recapitalization or reclassification in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(viii) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(vii). All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

(ix) “Common Stock” means the common stock of the Company, par value $0.10 per share.

(x) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(f)(i)(A) and 2(f)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

(xi) “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(xii) “Conversion Price” means, with respect to the Preferred Shares, as of any Conversion Date or other date of determination, $6.75, subject to adjustment as provided herein.

(xiii) “Convertible Securities” means any shares or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(xiv) “Conversion Shares” means any shares of Common Stock issued or issuable upon conversion of the Preferred Shares.

(xv) “Default Conversion Price” means as of any date of determination, the product of (x) 90% and (y) the lowest Closing Bid Price during the three (3) Trading Days ending on and including such date of determination.

(xvi) “Dividend Rate” means (x) ten percent (10.0%) per annum and (y) for the period from and after the occurrence of a Triggering Event through such time that such Triggering Event is cured, the fifteen percent (15%) per annum.

(xvii) “Eligible Market” means the Principal Market, NYSE, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market, or The American Stock Exchange.

(xviii) “Equity Conditions” means: (i) on each day during the period beginning ninety-five (95) days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) any Registration Statement (as defined in the Registration Rights Agreement, the “Registration Statement”) required to be filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all of the Registrable Securities to the extent required by and in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Preferred Shares and the exercise of Warrants shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall proceedings for such delisting or suspension by such exchange or market have been commenced threatened or pending either (A) in writing by such exchange or market (other than with respect to those issues set forth on the Company’s Current Report on Form 8-K, dated as of January 25, 2006) or (B) by falling below the minimum listing maintenance requirements of such exchange or market; (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered Conversion Shares upon conversion of the Preferred Shares and Common Stock upon exercise of the Warrants to the Holders on a timely basis as set forth in Section 2(c)(ii) hereof and Section 1(a) of the Warrants; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 5 hereof, Section 14 hereof or the rules or regulations of the applicable Principal Market; (v) during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document (as defined in the Securities Purchase Agreement); (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated or (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Preferred Shares and shares of Common Stock issuable upon exercise of the Warrants not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; (viii) with respect to any Company Installment Conversion or Mandatory Conversion (collectively, the “Forced Conversions”) or any Company Installment Redemption, Mandatory Redemption or Mandatory Maturity Redemption (collectively, the “Forced Redemptions”), the number of Conversion Shares issuable upon conversion of the Preferred Shares being converted or redeemed (assuming a conversion immediately prior to such Forced Redemption Date) in such Forced Conversion or Forced Redemption, respectively, from any Holder of Preferred Shares shall not exceed the sum of (I) the number of Conversion Shares issuable upon conversion of the Preferred Shares eligible for sale without restriction by such holder pursuant to Rule 144 (as defined in the Securities Purchase Agreement) as of such applicable date of determination and (II) the number of Conversion Shares registered on an effective Registration Statement and available for resale thereunder as of such applicable date of determination (such equity condition, the “Forced Redemption/Conversion Condition”); and (ix) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(xix) “Excluded Securities” means any Common Stock issued or deemed to be issued in accordance with Section 2(f) hereof by the Company: (A) in connection with an Approved Share Plan; (B) upon issuance of the Preferred Shares or, upon conversion of the Preferred Shares or upon exercise of the Warrants; (C) pursuant to a bona fide underwritten public offering at a price per share of Common Stock not less than the Conversion Price in effect at the time of such offering with a nationally recognized underwriter which generates gross proceeds to the Company of at least $15,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); (D) issued upon exercise of Options or Convertible Securities which are outstanding on the date immediately preceding the Subscription Date, provided that such issuance of Common Stock upon exercise of such Options or Convertible Securities is made pursuant to the terms of such Options or Convertible Securities in effect on the date immediately preceding the Subscription Date and such Options or Convertible Securities are not amended after the date immediately preceding the Subscription Date; and (E) issued in connection with any share split, share dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii).

(xx) “Forced Redemption Date” means, as applicable, the Installment Date, Maturity Date, or Mandatory Redemption Date

(xxi) “Forced Redemption Notice Date” means, as applicable, (A) the earlier to occur of (x) the Installment Notice Due Date and (y) the Installment Notice Date, (B) the earlier to occur of (x) the Maturity Date Notice Due Date and (y) the Maturity Date Notice Date, or (C) the Notice of Mandatory Redemption Date.

(xxii) “Forced Redemption Price” means, as applicable, the Company Installment Redemption Price, Maturity Date Redemption Price, or Mandatory Redemption Price.

(xxiii) “Forced Redemption Market Price” means the greater of (A) the arithmetic average of the Weighted Average Price of the Common Stock on each of the three (3) consecutive Trading Days immediately preceding (but not including) the applicable Forced Redemption Notice Date and (B) the arithmetic average of the Weighted Average Price of the Common Stock on each of the three (3) consecutive Trading Days immediately preceding (but not including) the applicable Forced Redemption Date.

(xxiv) “Fundamental Transaction” means that (i) the Company shall, directly or indirectly, in one or more related transactions, (A) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (B) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (C) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Common Stock (not including any Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), (D) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Common Stock (not including any Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), or (E) reorganize, recapitalize or reclassify its Common Stock or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the issued and outstanding Common Stock or the aggregate ordinary voting power represented by issued and outstanding Common Stock.

(xxv) “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the number of Preferred Shares issued to such Holder on the Initial Issuance Date and (ii) the denominator of which is the number of Preferred Shares issued on the Initial Issuance Date.

(xxvi) “Indebtedness” shall have the meaning as set forth in the Securities Purchase Agreement.

(xxvii) “Initial Issuance Date” means October 20, 2006.

(xxviii) “Installment Date” means each of the following dates: (i) the fourth anniversary of the Initial Issuance Date, (ii) the fifth anniversary of the Initial Issuance Date and (iii) the sixth anniversary of the Initial Issuance Date; provided, however, that in the event the Company fails to meet the Equity Conditions on any such Installment Date, then as to each Holder that does not waive such failure on such Installment Date, an additional Installment Date shall occur six months after such Installment Date (each, an “Additional Installment Date”).

(xxix) “Installment Amount” means with respect to each Holder as of any Installment Date, a number of Preferred Shares equal to the lesser of (A) the product of (i) 15,000, multiplied by (ii) the applicable Holder Pro Rata Amount and (B) the number of Preferred Shares held by such Holder as of such Installment Date, as any such Installment Amount may be reduced pursuant to the terms of this Note, whether upon conversion, redemption or otherwise provided, however, that in the event the Company fails to meet the Equity Conditions on any Installment Date, then as to each Holder that does not waive such failure on such Installment Date, the Installment Amount for the next succeeding Installment Date shall equal the sum of (i) the Installment Amount for such Installment Date and (ii) any Installment Amounts not previously redeemed on an Installment Date due to such failure; provided, further that the Installment Amount for any Additional Installment Date shall equal the Installment Amount for the immediately preceding Installment Date. In the event the Holder shall sell or otherwise transfer any Preferred Shares, the transferee shall be allocated a pro rata portion of the each unpaid Installment Amount hereunder.

(xxx) “Leverage Ratio” means as of any date, (1) (x) the Net Indebtedness on such date plus (y) the Stated Value of any outstanding Preferred Shares on such date, divided by (2) RMR as of such date. “RMR” for such purposes shall have the meaning as set forth in the CapitalSource Credit Agreement, solely as in effect as of the Initial Issuance Date, and shall apply even after such CapitalSource Credit Agreement terminates.

(xxxi) “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xxxii) “Market Capitalization” means the product of (x) the number of shares of Common Stock as reported as outstanding on the Company’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB, as the case may be, filed with the SEC and (y) the lowest Closing Sale Price during the Limitation Measuring Period.

(xxxiii) “Maturity Date” means, with respect to a Preferred Share, the sixth anniversary of the Initial Issuance Date, unless extended pursuant to Section 2(d)(viii).

(xxxiv) “N” means the number of days from, but excluding, the last Dividend Date with respect to which dividends have been paid by the Company on the applicable Preferred Share, or the Initial Issuance Date if no Dividend Date has occurred, through and including the Conversion Date or other date of determination for such Preferred Share, as the case may be, for which such determination is being made.

(xxxv) “Net Indebtedness” means an amount equal to (a) Indebtedness minus (b) cash and cash equivalents and certificates of deposits, each as determined in accordance with GAAP consistent with past practices, which practices were in place at the Company as of the close of business on the day immediately prior to the Subscription Date.

(xxxvi) “NYSE” means The New York Stock Exchange, Inc.

(xxxvii) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxxviii) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common shares or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxxix) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xl) “Principal Market” means the Nasdaq Global Market.

(xli) “Registration Rights Agreement” means that certain amended and restated registration rights agreement, dated May     , 2007, by and among the Company and the initial Holders of the Preferred Shares relating to the filing of a registration statement covering the resale of the Common Stock issuable upon conversion of the Preferred Shares and exercise of the Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xlii) “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xliii) “SEC” means the Securities and Exchange Commission.

(xliv) “Securities Purchase Agreement” means that certain amended and restated securities purchase agreement by and among the Company and the initial Holders, dated as of May     , 2007, as such agreement further may be amended from time to time as provided in such agreement.

(xlv) “Senior Management” means Richard C. Rochon, Robert Farenhem and Robert Schiller (collectively, the “Initial Officers”) and Royal Palm Capital Partners, Ltd. and any of the following officers of the Company (or their equivalent) (1) the Chairman of the Company’s Board of Directors, (2) Chief Executive Officer, (3) President, (4) Chief Financial Officer, (5) President – Construction and Materials Division; provided, however such Initial Officers shall not be deemed a member of Senior Management hereunder following the termination of employment of such Initial Officer.

(xlvi) “Stated Value” means, for any date of determination, the sum of (i) $1,000 plus (ii) any Capitalized Dividends on such Preferred Share.

(xlvii) “Stock Dividend Rate” means, with respect to any Dividend Date, that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the twenty (20) consecutive trading days immediately preceding (but not including) such Dividend Date. All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(xlviii) “Subscription Date” means February 10, 2006.

(xlix) “Subsidiaries” has the meaning set forth in the Securities Purchase Agreement.

(l) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common shares or equivalent equity security are quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(li) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(lii) “Warrants” has the meaning ascribed to such term in the Securities Purchase Agreement, and shall include all warrants issued in exchange therefor or replacement thereof.

(liii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

(b) Holder’s Conversion Right. Subject to the provisions of Section 5 and Section 14, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares, plus the amount of any accrued but unpaid Dividends per Preferred Share then remaining, into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

    Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Share, but rather the number of shares of Common Stock to be issued shall be rounded to the nearest whole number.

(d) Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or compliance with the procedures set forth in Section 16) (the “Preferred Share Certificates”).

(ii) Company’s Response. Upon receipt by the Company of copy of a Conversion Notice, the Company shall as soon as practicable, but in any event within two (2) Business Days, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) Business Day following the date of receipt by the Company of such Conversion Notice (the “Share Delivery Date”), the Company shall (A) provided the Transfer Agent is participating in Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than fifth (5) Business Days after receipt of the Preferred Share Certificate(s) (the “Preferred Share Delivery Date”) and at its own expense, issue and deliver to the Holder a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within three (3) Business Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within ten (10) Business Day submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent error.

(iv) Miscellaneous; Record Holder. The Person or Persons entitled to receive the Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such Common Stock on the Conversion Date. In the event of a conversion of Preferred Shares pursuant hereto, the number of Preferred Shares converted shall be deducted from the Installment Amounts relating to the Installment Dates as set forth in the Conversion Notice.

(v) Company’s Failure to Timely Convert.

(A) Cash Damages. If (I) within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares (a “Conversion Failure”) or (II) within three (3) Trading Days of the Company’s receipt of a Preferred Share Certificate the Company shall fail to issue and deliver a new Preferred Share Certificate representing the number of Preferred Shares to which such Holder is entitled pursuant to Section 2(d)(ii), then in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement (including indemnification pursuant to Section 9(k) thereof), the Company shall pay additional damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Share Delivery Date that such Preferred Share Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a Preferred Share Certificate to the Holder on or prior to the Preferred Share Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Share Certificate as of the Preferred Share Delivery Date and (II) the Closing Sale Price of the Common Stock on the Share Delivery Date, in the case of the failure to deliver Common Stock, or the Preferred Share Delivery Date, in the case of failure to deliver a Preferred Share Certificate. If the Company fails to pay the additional damages set forth in this Section 2(d)(v) within five (5) Business Days of the date incurred, then the Holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the Holder in the Conversion Notice. In addition to the foregoing, if within three (3) Business Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of Preferred Shares, and if on or after such Business Day the Holder purchases (in an open market transaction or in another bona fide transaction) Common Stock to deliver in satisfaction of a sale by the Holder of the Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

(B) Void Conversion Notice; Adjustment of Conversion Price. If for any reason a Holder has not received all of the Common Stock to which such Holder is entitled prior to the fifth (5th) Business Day after the Share Delivery Date with respect to a conversion of Preferred Shares, then the Holder, upon written notice to the Company, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(d)(v)(A) or otherwise. Thereafter, the Conversion Price of any Preferred Shares returned or retained by the Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Weighted Average Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(vi) Pro Rata Conversion; Disputes. Subject to Section 14, in the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 2(d)(iii).

(vii) Installment Payments.

(A) Company Installment Redemption. On each applicable Installment Date, provided that during the period commencing with the Company Installment Notice (as defined below) through the applicable Installment Date, the Equity Conditions have been satisfied (or waived in writing by the applicable Holder), the Company shall pay to each Holder the Installment Amount as of such Installment Date by redeeming the applicable Installment Amount, in whole or in part, in accordance with this Section (a “Company Installment Redemption”). On or prior to the date which is the tenth (10th) Trading Day prior to each Installment Date (each, an “Installment Notice Due Date” and the date such notice is received by the applicable Holder, the “Installment Notice Date”), the Company shall deliver written notice (each, a “Company Installment Notice”), to each Holder which Company Installment Notice shall state the applicable Installment Amount of such Holder which the Company shall redeem pursuant to a Company Installment Redemption (the “Company Installment Redemption Amount”) and the Company Installment Notice shall certify that the Equity Conditions have been satisfied as of the date of the Company Installment Notice. If the Equity Conditions are not satisfied as of the Installment Notice Due Date, the Installment Notice Due Date shall indicate that unless the Holder waives the Equity Conditions, the applicable Company Installment Redemption shall not occur. If the Equity Conditions were satisfied as of the Installment Notice Due Date but the Equity Conditions are no longer satisfied at any time prior to the applicable Installment Date, the Company shall provide each Holder a subsequent notice to that effect indicating that unless the Holder waives the Equity Conditions, the applicable Company Installment Redemption shall not occur. Except as expressly provided in this Section, the Company shall redeem from each Holder such Holder’s applicable Installment Amount pursuant to this Section.

(B) Mechanics of Company Installment Redemption. The Company Installment Redemption Amount which is to be paid to each Holder on the applicable Installment Date shall be redeemed by the Company on such Installment Date, and the Company shall pay to the Holder on such Installment Date, by wire transfer of immediately available funds, an amount in cash (the “Company Installment Redemption Price”) equal to the sum of (x) the Stated Value of the Preferred Shares being redeemed and (y) any accrued and unpaid Dividends with respect to such Preferred Shares. Notwithstanding anything to the contrary in this Section, but subject to Section 14, until the Company Installment Redemption Price is paid in full, the Company Installment Redemption Amount may be converted, in whole or in part, by any Holder into Common Stock pursuant to Section 2(d). In the event a Holder elects to convert all or any portion of the Company Installment Redemption Amount prior to the applicable Installment Date as set forth in the immediately preceding sentence, the Company Installment Redemption Amount so converted shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the applicable Conversion Notice.

(viii) Mandatory Redemption at Maturity. If any Preferred Shares remains outstanding on the Maturity Date, and the Equity Conditions have been satisfied (as indicated in a notice from the Company to the Holders delivered thirty (30) Trading Days prior to the Maturity Date (such date, the “Maturity Date Notice Due Date”, and the date such notice is received by the applicable Holder, the “Maturity Date Notice Date”) or waived by the applicable Holder, the Company shall redeem such Preferred Shares (the “Mandatory Maturity Redemption”) in cash in an amount equal to the outstanding Conversion Amount for such Preferred Shares (the “Maturity Date Redemption Price”). The Company shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such Holder. If the Company fails to redeem all of the Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such Preferred Share, then in addition to any remedy such Holder may have under any Transaction Document, (I) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Preferred Shares shall bear interest at the rate of 1.5% per month, prorated for partial months, until paid in full, and (II) any Holder shall have the option to require the Company to convert any or all of such Holder’s Preferred Shares and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into (on a per Preferred Share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) by the Default Conversion Price. If the Company has failed to pay the Maturity Date Redemption Price in a timely manner as described above, then the Maturity Date shall be automatically extended for any Preferred Shares until the date the Holders receive such shares of Common Stock or Maturity Date Redemption Price and shall be further extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 5, (B) a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event shall have occurred and be continuing or (C) the Equity Conditions have not been satisfied (or waived by the applicable Holder).

(ix) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holders and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the Preferred Shares unless such Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(ix) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER

OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(ix) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such Dilutive Issuance and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance and (II) the consideration, if any, received by the Company upon such Dilutive Issuance, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such

Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Sale Prices of such securities during the ten (10) consecutive Trading Days ending on the date of receipt of such securities. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (I) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (II) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the Subscription Date subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse share split or otherwise) its outstanding Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iv) Notices.

(A) Within three (3) Business days of any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B) The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3) Redemption at Option of Holders.

(a) Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events:

(i) the Leverage Ratio exceeds the ratios specified in Section 13;

(ii) the failure of the applicable Registration Statement to be declared effective by the SEC on or prior to the date that is sixty (60) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement);

(iii) while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder for sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) days in any 365-day period (excluding days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(iv) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(v) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder, including by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a request for conversion of any Preferred Shares into Common Stock that is tendered in accordance with the provisions of this Certificate of Designations;

(vi) at any time following the tenth (10th) consecutive Business Day that a Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that such Holder would be entitled to receive upon a conversion of the full Conversion Amount of the Preferred Shares (without regard to any limitations on conversion set forth in Section 5 or otherwise);

(vii) the Company’s failure to pay to the Holder any amounts when and as due pursuant to this Certificate of Designations or any other Transaction Document (as defined in the Securities Purchase Agreement);

(viii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable Federal or State law or (iii) appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(ix) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company or any Subsidiary in furtherance of any such action;

(x) any event of default occurs with respect to any Indebtedness, including borrowings under any of the CapitalSource Credit Agreements and any applicable grace periods in such Indebtedness with respect to such event of default shall have expired; provided, however, that with respect to any event of default under a CapitalSource Credit Agreement that is not a payment default, only after acceleration of such loan pursuant to such CapitalSource Credit Agreement; or

(xi) the Company breaches any representation, warranty, covenant or other term or condition herein or in any Transaction Document (as defined in the Securities Purchase Agreement) and such breach constitutes, individually or in the aggregate, a Material Adverse Effect (as defined in the Securities Purchase Agreement); provided, however, that in the case of a breach of a covenant or other term or condition herein or in any Transaction Document which is curable, only if such breach remains uncured for a period of at least ten (10) consecutive Business Days after receipt of notice from any Holder of such breach.

(b) Redemption Option Upon Triggering Event or Put Date.

(i) In addition to all other rights of the Holders contained herein, after a Triggering Event, the Required Holders shall have the right to require the Company to redeem all or a portion of the Preferred Shares at a price per Preferred Share equal to the greater of 115% of (x) the Conversion Amount and (y) the product of (A) the Conversion Rate in effect at such time as such Holder delivers a Notice of Redemption at Option of Holder (as defined below) and (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding such Triggering Event (the “Triggering Redemption Price”).

(ii) In addition to all other rights of the Holders contained herein, at any time on May 11, 2009 (the “Put Date”), each Holder shall have the right, at such Holder’s option, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to the outstanding Conversion Amount for such Preferred Shares (the “Put Redemption Price”, and together with the Triggering Redemption Price, the “Redemption Price”)

(c) Mechanics of Redemption at Option of Buyer.

(i) Within two (2) Business Days after the occurrence of a qualifying Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Triggering Event”) to each Holder.

(ii) At any time after (i) the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event or (ii) the Put Date, any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem. In the event of a partial redemption of Preferred Shares pursuant hereto, the Conversion Amount shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Notice of Redemption at Option of Holder.

(d) Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Buyer from any Holder, the Company shall within one (1) Business Day of such receipt notify each Holder by facsimile of the Company’s receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder; provided that, if required by Section 2(d)(ix), a Holder’s Preferred Share Certificates shall have been delivered to the Transfer Agent. To the extent redemptions required by this Section 3 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 1.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full. The Holders and Company agree that in the event of the Company’s redemption of any Preferred Shares under this Section 3, the Holders’ damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holders. Accordingly, any redemption premium due under this Section 3 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holders’ actual loss of its investment opportunity and not as a penalty.

(e) Void Redemption. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(d), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, and (iii) the Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Share Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Share Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4) Other Rights of Holders.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing (with the purchase of at least a majority of the outstanding shares of the Company’s Common Stock automatically constituting an assumption in writing) all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by such holder and having similar ranking to the Preferred Shares, and satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common shares are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the Common Stock (or other securities, cash, assets or other property) purchasable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such publicly traded common shares (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the Preferred Shares. Notwithstanding the foregoing, this Section 4(a) shall not apply to the Preferred Shares of a Holder upon the Company’s delivery of a Notice of Mandatory Redemption to such Holder in connection with a Cash Change of Control Event (as defined below).

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase shares, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Limitations on Senior Management Securities. The Company shall not permit any of its Senior Management to sell or transfer, directly or indirectly, any Common Stock, Option, Convertible Security or any other instrument convertible into or exercisable or exchangeable for Common Stock, or to convert or exercise any such convertible or exercisable instrument (except as may be issued pursuant to the terms of an Approved Share Plan) beneficially owned by such Person, unless (i) the Required Holders shall have executed a written consent to such sale, transfer or exercise or (ii) the Weighted Average Price of the Common Stock shall have equaled or exceeded 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of the sixty (60) consecutive Trading Days’ (the “Limitation Measuring Period”) prior to the date of such sale, transfer or exercise (the “Senior Management Limitation”). Notwithstanding the foregoing, the Senior Management Limitation shall not apply to such sale, transfer or exercise if either (x) the Market Capitalization of the Company exceeds $200 million on the date of such sale, transfer or exercise or (ii) the average daily trading volume as reported by Bloomberg of the Company’s Common Stock on the Principal Market during the Limitation Measuring Period exceeds 50,000 shares. Notwithstanding anything stated herein to the contrary, the Securities may be pledged by Senior Management in connection with a bona fide margin account or other loan or financing arrangement secured by the Securities and such pledge of Securities (or resulting foreclosure on such Securities by such lender) shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and Senior Management shall not be required to provide the Holder with any notice thereof or otherwise make any delivery to the Holder pursuant to this Agreement or any other Transaction Document.

(5) Limitation on Beneficial Ownership. The Company shall not effect and shall have no obligation to effect any conversion of Preferred Shares, and no Holder shall have the right to convert any Preferred Shares, to the extent that after giving effect to such conversion, such conversion shall cause the beneficial owner of such shares (together with such Person’s affiliates) to have acquired, through conversion of Preferred Shares or otherwise, beneficial ownership of a number of shares of Common Stock that exceeds 9.99% (or, in the case of each of Castlerigg Master Investments Ltd. and CapitalSource Finance LLC, 4.99%) (“Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Likewise, the Company shall not give effect to any voting rights of the Preferred Shares, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Shares pursuant hereto, to the extent that giving effect to such voting rights would cause such Holder (together with its affiliates) to be deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise of voting rights. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 5, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 8-K, Form 10-Q, Form 10-QSB, Form 10-K or Form 10-KSB as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written request of any Holder, the Company shall promptly, but in no event later than two (2) Business Days following the receipt of such notice, confirm orally and in writing to any such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to conversions of Preferred Shares by such Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder and not to any other Holder.

(6) Authorized Shares.

(a) Reservation. The Company shall have sufficient authorized and unissued shares of Common Stock for each of the Preferred Shares equal to 120% of the sum of (i) the number of shares of Common Stock necessary to effect the conversion at the Conversion Rate with respect to the Conversion Amount of each such Preferred Share as of the Initial Issuance Date, and (ii) the number of shares of Common Stock necessary to effect the exercise of all of the Warrants. So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the number of shares of

Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares then outstanding; provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall as promptly as practicable take all action necessary to increase the Company’s authorized Common Stock to an amount sufficient to allow the Company to have available the Required Amount for the Preferred Shares then outstanding.

(7) Voting Rights. Subject to Section 5 and the Maximum Percentage, each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting and shall vote as a class with the holders of Common Stock on all matters except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(8) Change of Control Redemption Right. So long as Holders (and their transferees) continue to hold in the aggregate at least 25% of the aggregate number of Preferred Shares purchased on the Initial Issuance Date (such Holders, the “Eligible Holders”), no sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Eligible Holders (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is twenty (20) Trading Days after the consummation of such Change of Control, such Eligible Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to redeem. Any Preferred Shares subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the greater of (i) the product (x) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 115% of the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share (the “Change of Control Redemption Price”). The Company shall make payment of the Change of Control Redemption Price concurrently with the consummation of such Change of Control if such a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within five (5) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8, until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 8 may be converted, in whole or in part, by the Holder into shares of Common Stock, or in the event the Conversion Date is after the consummation of the Change of Control, shares or equity interests of the Successor Entity substantially equivalent to the Company’s Common Stock pursuant to Section 2(c)(i). The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 8, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date, then the Holder shall have the right to void the redemption pursuant to Section 3(e) with the term “Change of Control Redemption Price” being substituted for “Redemption Price” and “Change of Control Redemption Notice” being substituted for “Notice of Redemption at Option of Holder”. In the event of a partial redemption of Preferred Shares pursuant hereto, the Conversion Amount redeemed shall be deducted from the Installment Amounts relating to the applicable Installment Dates as set forth in the Change of Control Redemption Notice.

(9) COMPANY’S RIGHT OF MANDATORY CONVERSION OR REDEMPTION

(a) Mandatory Conversion. If at any time after the second anniversary of the Initial Issuance Date (the “Mandatory Conversion Eligibility Date”), (i) the Weighted Average Price of the Common Stock equals or exceeds 175% of the initial Conversion Price (subject to appropriate adjustments for stock splits, stock dividends, stock combinations and other similar transactions after the Subscription Date) for each of any sixty (60) consecutive Trading Days following the Mandatory Conversion Eligibility Date (the “Mandatory Conversion Measuring Period”) and (ii) the Equity Conditions shall have been satisfied or waived in writing by the Holder on each day during the period commencing on the Mandatory Conversion Notice Date and ending on the Mandatory Conversion Date (each, as defined below), the Company shall have the right to require the Holder to convert up to all of the Conversion Amount then remaining into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 3(c) hereof at the Conversion Rate as of the Mandatory Conversion Date (as defined below) (a “Mandatory Conversion”). The Company may exercise its right to require conversion under this Section 9(a) on one occasion by delivering within not more than two (2) Trading Days following the end of such Mandatory Conversion Measuring Period a written notice thereof by facsimile and overnight courier to all, but not less than all, of the holders of Preferred Shares and the Transfer Agent (the “Mandatory Conversion Notice” and the date all of the holders received such notice by facsimile is referred to as the “Mandatory Conversion Notice Date”). The Mandatory Conversion Notice shall be irrevocable. The Mandatory Conversion Notice shall state (i) the Trading Day selected for the Mandatory Conversion in accordance with Section 9(a), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Mandatory Conversion Notice Date (the “Mandatory Conversion Date”), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Conversion, (iii) the aggregate Conversion Amount of the Preferred Shares subject to Mandatory Conversion from all of the holders of the Preferred Shares pursuant to this Section 9 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Conversion Date.

(b) Mandatory Redemption. In addition to all other rights of the Company contained herein, (x) at any time on or after May 11, 2009 (the “Call Date”) if the Equity Conditions shall have been satisfied or waived in writing by the Required Holders from and including the Notice of Mandatory Redemption Date (as defined below) through and including the Mandatory Redemption Date (as defined below), the Company shall have the right, at the Company’s option, to redeem (a “Mandatory Call Redemption”) all, but not less than all, of the Preferred Shares at a price per Preferred Share equal the outstanding Conversion Amount for such Preferred Share (the “Call Redemption Price”) and (y) upon the occurrence of a Change of Control of the Company with aggregate consideration to be paid to the holders of capital stock of the Company solely consisting of cash (a “Cash Change of Control Event”), the Company shall have the right, at the Company’s option, to redeem (a “Mandatory Cash Change of Control Redemption”, and together with the Mandatory Call Redemption, a “Mandatory Redemption”) all, but not less than all, of the Preferred Shares at a price per Preferred Share in cash equal to the greater of (i) the product (x) the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share and (y) the quotient determined by dividing (A) the Closing Sale Price of the Common Stock immediately following the public announcement of such proposed Change of Control by (B) the Conversion Price and (ii) 115% of the sum of the Conversion Amount being redeemed together with any accrued but unpaid Dividends per Preferred Share (the “Mandatory Cash Change of Control Redemption Price”, and together with the Call Redemption Price, the “Mandatory Redemption Price”)

(i) Mechanics of Mandatory Redemption. At any time after the Call Date or upon a Cash Change of Control Event, the Company may redeem all of the outstanding Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Mandatory Redemption”) to the Holders, which Notice of Mandatory Redemption shall indicate the date of such redemption (the “Mandatory Redemption Date”) and the applicable Mandatory Redemption Price (the date of such Notice, the “Notice of Mandatory Redemption Date”). The Notice of Mandatory Redemption shall state (i) the Trading Day selected for the Mandatory Redemption in accordance with Section 9(b), which Trading Day shall be at least twenty (20) Business Days but not more than sixty (60) Business Days following the Notice of Mandatory Redemption Date (the “Mandatory Redemption Date”), (ii) the number of Preferred Shares of such Holder subject to the Mandatory Redemption, (ii) the aggregate Conversion Amount of the Preferred Shares subject to Mandatory Redemption from all of the holders of the Preferred Shares pursuant to this Section 9 and (iv) the number of shares of Common Stock to be issued to such Holder on the Mandatory Redemption Date.

(ii) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Call Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Call Redemption Price” being substituted for the term “Conversion Rate”.

(c) Pro Rata Conversion and Redemption Requirements.

(i) If the Company elects to cause a conversion of any Conversion Amount of Preferred Shares pursuant to Section 9(a) or any redemption of Preferred Shares pursuant to Section 9(b), then it must simultaneously take the same action in the same proportion with respect to all Preferred Shares.

(ii) All Conversion Amounts converted by the Holder after the Mandatory Conversion Notice Date shall reduce the Conversion Amount required to be converted on the Mandatory Conversion Date. If the Company has elected a Mandatory Conversion, the mechanics of conversion set forth in Section 2(d) shall apply, to the extent applicable, as if the Company and the Transfer Agent had received from the Holder on the Mandatory Conversion Date a Conversion Notice with respect to the Conversion Amount being converted pursuant to the Mandatory Conversion.

(10) Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its shareholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital shares of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the Conversion Amount; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of other classes or series of preferred shares of the Company junior in rank to the Preferred Shares in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(11) Preferred Rank. All Common Stock shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital shares that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The Company shall be permitted to issue preferred shares that are junior in rank to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that the maturity date (or any other date requiring redemption or repayment of such preferred shares) of any such junior preferred shares are not on or before the Maturity Date. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital shares of the successor entity) and no merger shall result inconsistent therewith.

(12) Participation. The Holders shall, as holders of Preferred Shares, be entitled to such dividends paid and distributions made to the holders of Common Stock to the same extent as if such Holders had converted the Preferred Shares into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(13) Leverage Ratio Test. Beginning June 30, 2008, so long as any Preferred Shares remain outstanding, the Company shall not allow the Leverage Ratio to exceed 38.0x.

(14) Limitation on Number of Conversion Shares. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares or exercise of the Warrants if the issuance of such Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company (a) obtains the approval of its shareholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount, or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued, in the aggregate, upon conversion of Preferred Shares or exercise of the Warrants, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement on the Initial Issuance Date and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement on the Initial Issuance Date (the “Exchange Cap Allocation”). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation. In the event that any Holder shall convert all of such Holder’s Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such Holder’s Exchange Cap Allocation, then the difference between such Holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such Holder shall be allocated to the respective Exchange Cap Allocations of the remaining Holders on a pro rata basis in proportion to the number of Preferred Shares then held by each such Holder.

(15) Vote to Change the Terms of or Issue Preferred Shares. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (u) amend or repeal any provision of, or add any provision to, the Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of preferred shares, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; (v) increase or decrease (other than by conversion) the authorized number of shares of the Preferred Shares; (w) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (x) purchase, repurchase or redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees giving the Company the right to repurchase shares upon the termination of services); (y) pay dividends or make any other distribution on the Common Stock; or (z) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

(16) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Share Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Share Certificate(s), the Company shall execute and deliver new Preferred Share Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Share Certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into shares of Common Stock.

(17) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(18) Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(19) Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement (provided that if the Preferred Shares are not held by a Buyer (as defined in the Securities Purchase Agreement) then substituting the words “holder of Securities” for the word “Buyer”).

(21) Transfer of Preferred Shares. A Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(22) Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(23) Shareholder Matters. Any shareholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the Florida General Corporation Act, this Certificate of Designation or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof or the issuance of any Warrants and the Common Stock issuable upon exercise thereof may be effected by written consent of the Company’s shareholders or at a duly called meeting of the Company’s shareholders, all in accordance with the applicable rules and regulations of the Principal Market and the Florida General Corporation Act. This provision is intended to comply with the applicable sections of the Florida General Corporation Act permitting shareholder action, approval and consent affected by written consent in lieu of a meeting.

(24) Involuntary Bankruptcy. So long as the CapitalSource Credit Agreements remains outstanding, no holder of Preferred Shares shall institute proceedings to have the Company adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company.

(25) Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(26) FORCED REDEMPTION EQUITY CONDITION WAIVER. Notwithstanding anything in this Certificate of Designations to the contrary, to the extent the Company desires to effect a Forced Redemption of a number of Preferred Shares (the “Forced Redemption Preferred Shares”) that would result in the Company failing to satisfy the Forced Redemption/Conversion Condition for any Holder, and the Company satisfies the following conditions, the Forced Redemption/Conversion Condition shall automatically be waived by such Holder solely with respect to such Forced Redemption:

(a) the Equity Conditions (other than the Forced Redemption/Conversion Condition) and any other conditions to such Forced Redemption set forth herein shall be satisfied as of each day throughout the period commencing on the Forced Redemption Notice Date and ending on the Forced Redemption Date; and

(b) if the applicable Forced Redemption Market Price exceeds the Conversion Price in effect as of the Forced Redemption Date, in addition to the applicable Forced Redemption Price payable to such Holder, the Company shall pay in cash to such Holder on such Forced Redemption Date, by wire transfer of immediately available funds in accordance with instructions of the Holder delivered to the Company on or prior to such Forced Redemption Date, a make-whole amount equal to the difference of (I) the product of (x) the number of Conversion Shares issuable upon conversion of the Forced Redemption Preferred Shares at the Conversion Price in effect as of the Forced Redemption Date (without regard to any limitations on conversion set forth herein) and (y) the Forced Redemption Market Price and (II) the product of (x) the number of Conversion Shares issuable upon conversion of the Forced Redemption Preferred Shares at the Conversion Price in effect as of the Forced Redemption Date (without regard to any limitations on conversion set forth herein) and (y) the Conversion Price in effect as of the Forced Redemption Date.

*   *   *   *   *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Richard C. Rochon, its Acting Chief Executive Officer and President, as of the      day of             , 2007

DEVCON INTERNATIONAL CORP.

By:
Name:
Title:

EXHIBIT I

DEVCON INTERNATIONAL CORP. CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series A Convertible Preferred Shares of Devcon International Corp. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Shares, par value $0.10 per share (the “Preferred Shares”), of Devcon International Corp., a Florida corporation (the “Company”), indicated below into shares of Common Stock, par value $0.10 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion: _____________________________________________________________________________________

Number of Preferred Shares to be converted: _________________________________________________________________

Share certificate no(s). of Preferred Shares to be converted: _____________________________________________________

Tax ID Number (If applicable): ____________________________________________________________________________

Please confirm the following information: _______________________________________________________________________

Conversion Price: _______________________________________________________________________________________

Number of shares of Common Stock to be issued: _____________________________________________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to: ________________________

                     ________________________

Address: ______________________________________

Telephone Number: _____________________________

Facsimile Number: ______________________________

Authorization: __________________________________

By:
Title:

Dated:

Account Number (if electronic book entry transfer): ___________________________________________________________

Transaction Code Number (if electronic book entry transfer): ____________________________________________________

Installment Amounts to be reduced and amount of reduction: ____________________________________________________

[NOTE TO HOLDER - THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Registrar and Transfer Company to issue the above-indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated March __, 2006 from the Company and acknowledged and agreed to by Registrar and Transfer Company.

DEVCON INTERNATIONAL CORP.

By:
Name:
Title:

DEVCON INTERNATIONAL CORP.

COMMON STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY – 2007 ANNUAL MEETING OF SHAREHOLDERS – JUNE 29, 2007

The undersigned, a holder of Common Stock of Devcon International Corp., a Florida corporation (the “Company”), does hereby appoint Richard C. Rochon and Robert C. Farenhem, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at our 2007 Annual Meeting of Shareholders to be held at 1:00 p.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida, on Friday, June 29, 2007, and at any adjournment(s), or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

1.	PROPOSAL 1.

Election of the following nine (9) director nominees to the Company’s Board of Directors to serve until the 2007 Annual Meeting of Shareholders or until their successors have been duly elected and qualified:

1) Richard C. Rochon	4) W. Douglas Pitts	7) Per-Olof Lööf
2) Donald L. Smith, Jr.	5) Gustavo R. Benejam	8) P. Rodney Cunningham
3) Richard L. Hornsby	6) Mario B. Ferrari	9) Donald K. Karnes

☐	VOTE FOR all nine (9) nominees listed in the Proxy Statement, except vote withheld from the following nominee(s) (if any).

___________________________________________________________________________

☐	VOTE WITHHELD from all nominees.

2.	PROPOSAL 2.

Proposal to approve, adopt and ratify Devcon International Corp.’s Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the annual meeting.

(Continued and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement, both dated June 1, 2007, and the Company’s 2007 Annual Report to Shareholders.

Please indicate if you pan to attend this meeting:	Yes ☐ No ☐

Dated:____________________________________________

_________________________________________________	_________________________________________________
Print Name	Signature

_________________________________________________	_________________________________________________
Print Name(s)	Signature (if held jointly)

NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.

DEVCON INTERNATIONAL CORP.

SERIES A CONVERTIBLE PREFERRED STOCK

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY – 2007 ANNUAL MEETING OF SHAREHOLDERS – JUNE 29, 2007

The undersigned, a holder of Series A Convertible Preferred Stock of Devcon International Corp., a Florida corporation (the “Company”), does hereby appoint Richard C. Rochon and Robert C. Farenhem, and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Series A Convertible Preferred Stock of the Company which the undersigned would be entitled to vote if personally present at our 2007 Annual Meeting of Shareholders to be held at 1:00 p.m., local time, at the Deerfield Beach Hilton, Hillsboro Executive Center North, 100 Fairway Drive, Deerfield Beach, Florida, on Friday, June 29, 2007, and at any adjournment(s), or postponement(s) thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS SET FORTH BELOW.

The undersigned hereby instructs said proxies or their substitutes:

1.	PROPOSAL 1.

Election of the following nine (9) director nominees to the Company’s Board of Directors to serve until the 2007 Annual Meeting of Shareholders or until their successors have been duly elected and qualified:

1) Richard C. Rochon	4) W. Douglas Pitts	7) Per-Olof Lööf
2) Donald L. Smith, Jr.	5) Gustavo R. Benejam	8) P. Rodney Cunningham
3) Richard L. Hornsby	6) Mario B. Ferrari	9) Donald K. Karnes

☐	VOTE FOR all nine (9) nominees listed in the Proxy Statement, except vote withheld from the following nominee(s) (if any).

____________________________________________________________________________

☐	VOTE WITHHELD from all nominees.

2.	PROPOSAL 2.

Proposal to approve, adopt and ratify Devcon International Corp.’s Amended and Restated Certificate of Designations of Series A Convertible Preferred Stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the annual meeting.

(Continued and to be signed on reverse side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

The undersigned hereby revokes any proxy or proxies heretofore given, and ratifies and confirms that the proxies appointed hereby, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. The undersigned hereby acknowledges receipt of a copy of the Notice of 2007 Annual Meeting of Shareholders and Proxy Statement, both dated June 1, 2007, and the Company’s 2007 Annual Report to Shareholders.

Please indicate if you pan to attend this meeting:	Yes ☐ No ☐

Dated: ___________________________________________

_________________________________________________	_________________________________________________
Print Name	Signature

_________________________________________________	_________________________________________________
Print Name(s)	Signature (if held jointly)

NOTE: Your signature should appear exactly the same as your name appears hereon. If signing as partner, attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed within the United States.